                                                                   EXHIBIT 10.8


                           REDACTED FOR CONFIDENTIALITY



                             Dated December 19, 1997



                    CHARTERED SEMICONDUCTOR MANUFACTURING LTD


                                     - and -


                 LUCENT TECHNOLOGIES MICROELECTRONICS PTE. LTD.






                        ---------------------------------


                             JOINT VENTURE AGREEMENT


                        ---------------------------------










                     The Company - CSM - Lucent Confidential

                                 C O N T E N T S



CLAUSE            HEADING                                                               PAGE
------            -------                                                               ----
1.                DEFINITIONS AND INTERPRETATION                                          1

2.                FORMATION OF THE COMPANY                                                9

3.                BUSINESS PLAN; SCOPE AND OBJECTIVE                                     10

4.                COMPLETION                                                             13

5.                BOARD OF DIRECTORS                                                     17

6.                BUSINESS OF THE COMPANY                                                25

7.                SHAREHOLDERS' OBLIGATIONS AND RIGHTS                                   26

8.                MANAGEMENT OF THE COMPANY                                              30

9.                GENERAL MEETINGS                                                       31

10.               TRANSFER OF SHARES                                                     31

11.               FINANCE                                                                34

12.               DIVIDEND POLICY                                                        35

13.               WARRANTIES AS TO AUTHORITY                                             35

14.               DEFAULT                                                                36

15.               GENERAL OBLIGATIONS OF SHAREHOLDERS                                    43

16.               PREVALENCE OF AGREEMENT                                                43



                     The Company - CSM - Lucent Confidential

17.               DURATION AND TERMINATION                                               43

18.               CONFIDENTIAL INFORMATION                                               47

19.               NOTICES AND GENERAL                                                    48

                  SCHEDULE A  -  COLLATERAL AGREEMENTS

                  SCHEDULE 5(L)  -  CERTAIN EMPLOYEES

                  SCHEDULE 7(B)(ii)  -  SCHEDULED COMPANIES

                  SCHEDULE 7(C)  -   PARTNERSHIP FEE ADJUSTMENTS

                  SCHEDULE 7(D)  -  INSURANCE PRINCIPALS

                  SCHEDULE 10(E)(ii)  -  RESTRICTED PURCHASERS

                  APPENDIX A  -  COMPANY BUSINESS PLAN

                  APPENDIX B  -  ASSURED SUPPLY AND DEMAND AGREEMENT

                  APPENDIX C  -  LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

                  APPENDIX D  -  CSM SERVICE SUPPORT AGREEMENT

                  APPENDIX E  -  MEMORANDUM AND ARTICLES OF ASSOCIATION

                  APPENDIX F  -  ACKNOWLEDGEMENT LETTER

                  APPENDIX G  -  TAX INDEMNITY AGREEMENT

                  APPENDIX H  -  FORM OF LUCENT CERTIFICATE AND OPINION

                  APPENDIX I  -  FORM OF CSM CERTIFICATE AND CSM
                                 IN-HOUSE OPINION



                     The Company - CSM - Lucent Confidential

         T H I S JOINT VENTURE A G R E E M E N T (this "Agreement") is made on DECEMBER 19, 1997 BETWEEN:

(1) CHARTERED SEMICONDUCTOR MANUFACTURING LTD ("CSM"), a company incorporated in Singapore with its registered office at 60, Woodlands Industrial Park D Street 2, Singapore 738406; and

(2) LUCENT TECHNOLOGIES MICROELECTRONICS PTE. LTD. ("Lucent"), a company incorporated in Singapore, with its principal place of business at 3, Kallang Sector, Kolam Ayer Industrial Park, Singapore 349278.

         W H E R E A S:-

(A) CSM and Lucent are desirous of establishing and operating a joint venture company in Singapore for the purpose of undertaking and carrying on the Business (as defined below) with the goal of enabling the parties to develop and have manufactured technologically advanced wafers faster, more efficiently and at a low cost.

(B) To give effect to the intention of the parties as hereinbefore recited, and to regulate their relationship inter se as shareholders in the joint venture company in the conduct of the Business and affairs of the joint venture company the parties have agreed to enter into this Agreement on the terms and conditions hereinafter set out.

         I T   I S   A G R E E D  as follows:-

         1.       DEFINITIONS AND INTERPRETATION.

(A)      Definitions

         In this Agreement and the Schedules, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:-

         "Act" means the Companies Act of Singapore, Chapter 50;
+

         "Affiliate" means, with respect to any Person, any other Person, directly or indirectly controlled by, controlling or under common control with such Person. For purposes of this Agreement, the term "control" means the power to direct the management and policies of a


                     The Company - CSM - Lucent Confidential

Person, whether through the ownership of voting securities, by agreement or otherwise. An Affiliate shall remain an Affiliate only as long as such control exists;

         "Articles" means the Articles of Association of the Company as such Articles may be amended from time to time. The Articles upon incorporation of the Company shall be in the form attached hereto as Appendix E;

         "Assured Supply and Demand Agreement" has the meaning ascribed thereto in item 1 of Schedule A and shall be in the form attached hereto as Appendix B;

         "Auditors" means the auditors of the Company selected by the Board of Directors as provided in Clause 5(I)(e);

         "Board" means the Board of Directors of the Company, as such Board may be constituted from time to time;

         "Business" has the meaning ascribed thereto in Clause 6(A);

         "Collateral Agreements" means the agreements referred to in Schedule A, as each such agreement may be amended from time to time;

         "Company" has the meaning ascribed thereto in Clause 2(A);

         "Company Business Plan" has the meaning ascribed thereto in Clause
3(B);

         "Company Fab" means the fab commonly referred to by the parties as "Fab 3B" at Woodlands Industrial Park D, Singapore;

         "Completion" means completion of the subscription for ordinary shares in the capital of the Company by CSM and Lucent pursuant to Clause 4;

         "Completion Date" means the date falling 30 days after the date of incorporation of the Company (or such other date as the parties may agree in writing);

         "CSM Service Support Agreement" has the meaning ascribed thereto in item 3 of Schedule A and shall be in the form attached hereto as Appendix D;

         "Debt/Equity Ratio" means the ratio of External Borrowings to Total Shareholder Funds;

                     The Company - CSM - Lucent Confidential

         "Director" means any member of the Board ;

         "External Borrowings" means all and any liabilities of, or amounts due from, the Company to any third party (including, without limitation, banks, financial institutions or governmental agencies) for borrowed money, excluding loans from Shareholders;

         "Fair Market Value" means, with respect to the shares in the capital of the Company held by the selling Shareholder (the "Selling Shareholder"), the fair market value of such shares that would be obtained in an arms' length negotiated transaction between an informed and willing purchaser under no compulsion to purchase and an informed and willing seller under no compulsion to sell. In determining fair market value, due consideration shall be given to (without limitation) the following :

         (1)      it shall be assumed that the Company is a going concern;

         (2)      net realizable value of the Company's assets and liabilities;

         (3)      value of the Company's intangible assets;

         (4) it shall be assumed that the willing buyer is the non-selling Shareholder (the "Buying Shareholder");

         (5) the prevailing market conditions of the semiconductor industry in general and the subcontract wafer manufacturing sector in particular;

         (6) effects which the sale will have on contracts/agreements before and after the sale of shares held by the Selling Shareholder;

         (7)      the Company's existing technologies and customer base;

         (8) the Company's accessibility to existing and future technologies and customers of the Buying Shareholder and its subsidiaries, and the associated true costs of access to such technologies and customers;

         (9) the level of the Buying Shareholder's ability to support the Company after the sale of shares held by the Selling Shareholder; and

                     The Company - CSM - Lucent Confidential

         (10) the duration and impact of the transition (i.e., the effect (if any) which the withdrawal of technologies, services, guaranteed loading levels, etc. will have on the Company).

         Fair Market Value of the shares in the capital of the Company held by the Selling Shareholder shall be determined as follows:

         (1) promptly upon delivery by the applicable Shareholder of a FMV Determination Request pursuant to Clause 10, 14 or 17, the parties shall consult with each other in good faith as to the appropriate Fair Market Value. If the parties determine the Fair Market Value by mutual consent within 21 days of the date of delivery of a FMV Determination Request ("FMV Request Date") or within 21 days of the Termination Date, as applicable, the value so determined shall be Fair Market Value.

         (2) If the parties fail to determine Fair Market Value by mutual consent within 21 days of the FMV Request Date or within 21 days of the Termination Date, as applicable, each Shareholder shall within 30 days of the FMV Request Date or within 30 days of the Termination Date, as applicable, appoint an appraiser. If one Shareholder appoints an appraiser within such 30 day period and the other Shareholder fails to appoint an appraiser within such 30 day period, the sole appraiser so appointed shall in good faith determine Fair Market Value within 45 days of the FMV Request Date or within 45 days of the Termination Date, as applicable, and the value so determined shall be Fair Market Value.

         (3) If each Shareholder appoints an appraiser within such 30 day period, such two appraisers shall consult with each other in good faith as to Fair Market Value. If the appraisers determine Fair Market Value by mutual consent within 45 days of the FMV Request Date or within 45 days of the Termination Date, as applicable, the value so determined shall be Fair Market Value.

         (4) If the two appraisers fail to determine Fair Market Value by mutual consent within 45 days of the FMV Request Date or within 45 days of the Termination Date, as applicable, the appraisers shall within 55 days of the FMV Request Date or within 55 days of the Termination Date, as applicable, appoint a third appraiser. If, within such 55 day period, the two appraisers fail to appoint a third appraiser, either Shareholder may, on behalf of other Shareholder, apply to the

                     The Company - CSM - Lucent Confidential

                  International Chamber of Commerce (London Office) for appointment of a third appraiser.

         (5) The third appraiser shall in good faith make a determination of Fair Market Value within 20 days of its appointment. As soon as the third appraiser has delivered its appraisal (the "Third Appraisal"), such Third Appraisal shall be compared with the appraisals given by the other two appraisers and if such Third Appraisal is between the appraisals given by the other two appraisers, such Third Appraisal shall be Fair Market Value. In the event the Third Appraisal is higher than (or the same as) the higher of the first two appraisals, Fair Market Value shall be the higher of the first two appraisals and if the Third Appraisal is lower than (or the same as) the lower of the first two appraisals, Fair Market Value shall be the lower of the first two appraisals.

         Subject to Clause 17, Fair Market Value of the shares of the Company held by Lucent or CSM shall be determined for the value of such shares as of the FMV Request Date or the Termination Date, as applicable. If Fair Market Value is determined pursuant to Clause 10, all costs of determination of Fair Market Value shall be borne by the Affected Shareholder. If Fair Market Value is determined pursuant to Clause 14, all costs of determination of Fair Market Value shall be borne by the Defaulting Shareholder. If the Fair Market Value is determined pursuant to Clause 17, all costs of determination of Fair Market Value shall be borne by Lucent or CSM, as specified in Clause 17;

         "FMV Determination Request" means a written request by one of the Shareholders to determine Fair Market Value for purposes of Clause 10, 14 or 17, as the case may be;

         "Indebtedness" means, as to any Person, any obligation to pay money to another Person in the future (except for current accounts payable in exchange for the receipt of goods or services) which obligations shall become due with the passage of time and without the performance of any actions by a third party, including without limitation: (i) indebtedness created, issued or incurred by any such Person for borrowed money; (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iii) all indebtedness arising or created under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) all obligations of such Person as lessee under leases that have been or should be, in accordance with Singapore GAAP, recorded as capital leases; (v) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities and (vi) any guarantees of any financial obligations of any other Person;

                     The Company - CSM - Lucent Confidential

         "JTC" means Jurong Town Corporation, a body corporate established under the Jurong Town Corporation Act of Singapore, Chapter 150;

         "License and Technology Transfer Agreement" has the meaning ascribed thereto in item 2 of Schedule A and shall be in the form attached hereto as Appendix C;

         "Lucent Fiscal Month" means the 12 fiscal monthly periods of Lucent Technologies Inc. as such monthly periods may be determined by Lucent Technologies Inc. from time to time for each Lucent Fiscal Year which monthly periods, once determined, shall be conveyed in writing to CSM by Lucent prior to the commencement of each Lucent Fiscal Year;

         "Lucent Fiscal Quarter" means the four fiscal quarterly periods of Lucent Technologies Inc. as such quarterly periods may be determined by Lucent Technologies Inc. from time to time for each Lucent Fiscal Year;

         "Lucent Fiscal Year" means the fiscal year of Lucent Technologies Inc. which currently ends on September 30 of each calendar year;

         "Memorandum" means the Memorandum of Association of the Company, as such Memorandum may be amended from time to time. The Memorandum upon incorporation of the Company shall be in the form attached hereto as Appendix E;

         "Net Book Value" means the net worth (assets less liabilities) of the Company as of the most recently audited balance sheet date as updated to the Net Book Value Request Date or the Termination Date, as applicable. The net worth of the Company is derived by adding the original cost value of the Company's assets less normal charges for depreciation and other adjustments as prescribed by Singapore GAAP, and subtracting the liabilities of the Company.

         Net Book Value shall be determined as of the Net Book Value Request Date or the Termination Date, as applicable. Net Book Value shall be determined as follows:

         (1) Promptly upon delivery by the applicable Shareholder of a Net Book Value Determination Request pursuant to Clause 14 or 17, the parties shall consult with each other in good faith as to the appropriate Net Book Value. Net Book Value shall be determined as of the most recent audited balance sheet as updated to the Net Book Value Request Date or the Termination Date, as applicable. If the parties determine Net Book Value by mutual consent within 21 days of the Net Book Value Request Date or within 21 days of the

                     The Company - CSM - Lucent Confidential

                  Termination Date, as applicable, the value so determined shall be the Net Book Value.

         (2) If the parties fail to determine Net Book Value by mutual consent within 21 days of the Net Book Value Request Date or within 21 days of the Termination Date, as applicable, the Auditors shall in good faith determine the Net Book Value within 35 days of the Net Book Value Request Date or within 35 days of the Termination Date, as applicable, and the value so determined shall be the Net Book Value.

         If the Net Book Value is determined pursuant to Clause 14, all costs of determination of the Net Book Value shall be borne by the Defaulting Shareholder. If the Net Book Value is determined pursuant to Clause 17, all costs of determination of the Net Book Value shall be borne by Lucent or CSM, as specified in Clause 17.

         For purposes of Clauses 14 and 17, once Net Book Value is determined, the parties agree that such Net Book Value shall be multiplied by Lucent's then Shareholding Percentage in determining the applicable purchase price for the shares in the capital of the Company then held by Lucent.

         "Net Book Value Determination Request" means a written request by one of the Shareholders to determine the Net Book Value for purposes of Clause 14 or 17, as the case may be;

         "Net Book Value Request Date" means the date a Net Book Value Determination Request is delivered by one of the Shareholders for purposes of Clause 14 or 17, as the case may be;

         "Partnership Fee" means the amount payable by Lucent to CSM in accordance with Clause 7(C);

         "Person" means any individual, partnership, association, joint venture, corporation, trust, unincorporated organization or government, or agency or political subdivision thereof;

         "Schedule of Authorizations" means the schedule of authorizations enumerating the powers of the General Manager, which may be amended from time to time. The initial Schedule of Authorizations shall be determined by the Board in its first Board meeting;

                     The Company - CSM - Lucent Confidential

         "Shareholders" means CSM, Lucent and any other Person holding shares in the capital of the Company who shall have executed a deed of ratification and accession pursuant to Clause 10(D);

         "Shareholding Percentage" means the percentage of all Ordinary shares beneficially owned by the relevant Shareholder in the total issued share capital (comprising Class A and Class B Ordinary shares) of the Company as of an applicable date;

         "Singapore Dollars" and the sign "S$" mean the lawful currency of Singapore;

         "Singapore GAAP" means generally accepted accounting principles in Singapore;

         "Site" means a site in Woodlands, Singapore, designated as private lot number A12787(a) and (b) as further described in the Sub-Lease Agreement;

         "Sub-Lease Agreement" has the meaning ascribed thereto in Clause
4(B)(x);

         "STPL" means Singapore Technologies Pte Ltd, a company incorporated in Singapore and the holding company of CSM;

         "Tax Indemnity Agreement" has the meaning ascribed thereto in item 5 of Schedule A and shall be in the form attached hereto as Appendix G;

         "Termination Date" has the meaning ascribed thereto in Clause 17(A);

         "Total Shareholder Funds" means the share capital of the Company plus capital reserves and retained earnings of the Company as of an applicable date; and

         "U.S. GAAP" means generally accepted accounting principles in the United States of America.

(B)      Interpretation

(i)      Any reference in this Agreement to:-

         (a) "Clauses", "Schedules" or "Appendices" are to the clauses of, and the schedules and the appendices to, this Agreement;

                     The Company - CSM - Lucent Confidential

         (b) "financial year" means the period beginning on 1 January and ending on 31 December of a given year, except that the first financial year of the Company shall begin on the date of incorporation of the Company and end on 31 December 1998;

         (c)      "fab" means wafer fabrication facility;

         (d)      "loadings" means orders for the supply of wafers;

         (e)      "wafers" means semiconductor wafers; and

         (f) the headings are for convenience only and shall not affect the interpretation of this Agreement.

(ii) Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa; references to natural persons shall include bodies corporate and vice versa; and words denoting any gender shall include all genders.

(iii) The expression "holding company" shall bear the meaning ascribed thereto in Section 5 of the Act.

2.       FORMATION OF THE COMPANY

(A)      Formation

         Prior to the Completion Date, CSM shall procure the formation and incorporation in Singapore of a private company limited by shares (the "Company") under the Act and the Company shall be called SILICON MANUFACTURING PARTNERS PTE LTD.

(B)      Memorandum and Articles

         The Memorandum and the Articles upon incorporation of the Company shall be in the form attached hereto in Appendix E.

(C)      Initial Subscribers

         The Memorandum shall initially be subscribed by two persons and CSM shall appoint two persons to act as its nominees for such purpose. Such nominees will each agree in the

                     The Company - CSM - Lucent Confidential

Memorandum to subscribe for one share of S$1 each in the capital of the Company. The shares to be so subscribed for and to be issued by the Company to the two nominees shall be transferred to CSM in the manner provided in Clause 3(I).

3.       BUSINESS PLAN; SCOPE AND OBJECTIVES

(A)      Purpose

         Each of CSM and Lucent expressly acknowledges that the Company is being formed solely for the limited purpose set forth in Clause 6(A). Subject to the provisions of Clause 7(B), each of CSM and Lucent further agrees that neither party has any obligation to the other or to the Company to bring business opportunities to the Company or to the other Shareholder and each is free to take advantage of such opportunities on its own or with third parties.

(B)      Business Plan

         The business plan of the Company (the "Company Business Plan") which has been approved by the parties is for a period of five years and is attached hereto as Appendix A. The Board of Directors shall review and update the Company Business Plan at least annually, not later than November 1 of each financial year of the Company commencing November 1, 1998, to ratify or amend plan information and objectives for the next financial year (the "Annual Plan") and include plan information and objectives for the financial year next succeeding the last year then covered by the Company Business Plan so that the Company Business Plan shall at all times during the term of this Agreement consist of a rolling five-year plan for the Company. In the event that the Board of Directors is unable to agree by any such November 1 on the Annual Plan for the financial year next succeeding the last year then covered by the Company Business Plan, then the plan information and objectives for the last year then shown in the Company Business Plan shall be controlling for the next succeeding financial year. In the case of any inconsistency between this Agreement and the Company Business Plan, this Agreement, insofar as it is applicable, shall control. The Shareholders shall take all appropriate actions to cause the Company to implement and comply with the terms of the Company Business Plan as such Company Business Plan may be modified or amended by the Board from time to time.

(C)      Authorized Capital

         The parties agree that the authorised share capital of the Company shall on incorporation be S$1,000,000,000 divided into 490,000,000 Class A Ordinary shares of S$1 each and

                     The Company - CSM - Lucent Confidential

510,000,000 Class B Ordinary shares of S$1 each. The rights, preferences and privileges of the Class A Ordinary shares and the Class B Ordinary shares shall be set forth in the Articles.

(D)      Committed Capital Contribution

         Each of the Shareholders agrees and undertakes that it shall, at such times and in such amounts as are set forth in the Company Business Plan, make capital contributions by way of subscription, in cash, for shares in the capital of the Company of up to an aggregate of S$208,250,000 for CSM and S$216,750,000 for Lucent (the "Committed Capital Contribution").

(E)      Share Capital on Completion Date

         The parties agree that the issued and paid-up share capital of the Company shall on incorporation be S$2 divided into two Class A Ordinary shares of S$1 each. On the Completion Date and contemporaneously with the execution of the Collateral Agreements, the issued and paid-up share capital of the Company shall be increased, in accordance with Clause 4(D), from S$2 divided into two Class A Ordinary shares of S$1 each to S$15,000,000 divided into 7,350,000 Class A Ordinary shares of S$1 each and 7,650,000 Class B Ordinary shares of S$1 each which issued and paid-up share capital shall be held by the parties in the following Shareholding Percentages:

                          Percentage of
                          Total Issued          Number and Type
                          Ordinary Shares       Ordinary Shares           Paid in Capital
                          ---------------       ---------------           ---------------
         CSM        :     49 per cent.          7,350,000                 S$7,350,000
                                                Class A Shares

         Lucent     :     51 per cent.          7,650,000                 S$7,650,000
                                                Class B Shares

(F)      Calls for Capital Contributions

         (i) Each of the Shareholders further severally agrees that, subject to the aggregate Committed Capital Contribution and as set forth in the Company Business Plan, it shall make such capital contributions required of it in proportion to its Shareholding Percentage as at the date of the

                     The Company - CSM - Lucent Confidential
call for such capital contributions. If either Shareholder (the "Non-Contributing Shareholder") fails to subscribe for its Shareholding Percentage of the call, the other Shareholder who has so subscribed for its Shareholding Percentage of such call shall, without prejudice to any other rights and remedies such Shareholder may have, be entitled (but shall not be obliged) to subscribe for the Non-Contributing Shareholder's Shareholding Percentage at the applicable subscription price.

         (ii) All calls for capital contributions in accordance with the Company Business Plan shall be made upon 7 days' written notice to the Shareholders.

(G)      Increases in Capital

         Each of the Shareholders shall exercise its voting rights in the Company and take such steps as lie within its powers to procure that (save for the shares to be subscribed for pursuant to the provisions of this Agreement) the issue of any unissued shares or of any new shares from time to time created in the capital of the Company shall before issuance be offered for subscription in the first instance to such Persons as at the date of the offer are registered as shareholders of the Company in proportion as nearly as practicable to their respective Shareholding Percentages.

(H)      Additional Capital

         The Shareholders agree that if the Board shall determine that additional capital is required by the Company in excess of the Committed Capital Contribution, each Shareholder shall have the right, but not the obligation, to subscribe for additional shares in proportion (as nearly as practicable) to its Shareholding Percentage at the relevant time. If a Shareholder fails to subscribe for its proportion of the additional shares, its additional shares will be offered to the other Shareholder at the applicable subscription price.

(I)      Nominee Shares

         The restrictions on the transfer of shares contained in Clause 10 and in the Articles shall not apply to the shares to be subscribed for and transferred to CSM pursuant to Clause 2(C) and as soon as practicable after the allotment and issue of such shares, CSM shall cause the nominees appointed by CSM to transfer their respective shares to CSM. Prior to the Completion, without the prior consent of Lucent, CSM shall not, and shall not permit any of the nominees to, incur any liabilities or obligations on behalf of the Company, and shall not cause the Company to incur any liabilities or obligations.

                     The Company - CSM - Lucent Confidential

(J)      Ordinary Shares

         Unless otherwise unanimously agreed by the Shareholders from time to time, the issued share capital of the Company shall comprise Class A and Class B Ordinary shares only and no other classes of shares will be issued.

4.       COMPLETION

(A)      Completion

         Completion shall take place at the registered office of the Company (or at such other place as the parties may agree in writing) on the Completion Date.

(B)      Conditions to Completion of CSM

         The obligation of CSM to consummate the transactions contemplated hereby are subject to and conditioned upon the fulfillment of each of the following conditions, any or all of which may be waived in writing in whole or in part by CSM:

         (i) The representations and warranties of Lucent contained in Clause 13 shall be true and correct at and as of the Completion Date as though such representations and warranties were made at and as of such Completion Date.

         (ii) Lucent shall have performed and complied with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Completion Date.

         (iii) On or prior to the Completion Date, neither Lucent nor any of its Affiliates shall have received any notice of any threatened litigation or regulatory proceeding being instituted or contemplated, and no such litigation or proceedings shall be pending, which challenge the legality of this Agreement or the Collateral Agreements or the transactions contemplated hereby or thereby or would have, individually or in the aggregate, a material adverse effect on the transactions contemplated hereby or thereby.

         (iv) CSM, Lucent and the Company shall have received and/or obtained an indicative letter of approval from the Singapore Economic Development Board stating that the Company will obtain Pioneer status.

                    The Company - CSM - Lucent Confidential

         (v) (A) An indicative offer letter for a loan from the Singapore Economic Development Board equal to or greater than S$240,000,000 and (B) confirmatory letters from other lenders of the availability of loan financing equal to or greater than S$200,000,000 shall have been obtained, each in form and substance reasonably satisfactory to CSM and its counsel.

         (vi) The members of the Board of Directors, the General Manager, and the Financial Controller shall have been selected in accordance with the provisions of Clauses 5 and 8.

         (vii) An employee staffing, recruitment, compensation, incentives and benefits plan for the Company shall have been developed and approved by CSM.

         (viii) There shall have been delivered to CSM an officer's certificate and a secretary's certificate of Lucent and an opinion of counsel to Lucent in the forms attached hereto as Appendix H.

         (ix) Lucent shall have executed an acknowledgment letter in the form attached hereto as Appendix F.

         (x) The Company and CSM shall have entered into a sub-lease agreement for CSM to sublease to the Company a portion of the building and facility systems in Fab 3B (the "Sub-Lease Agreement"), which Sub-Lease Agreement (a) shall be in form and substance mutually satisfactory to Lucent, CSM and each of their respective counsel and (b) shall have been approved by the JTC, if such approval is required.

(C)      Conditions to Completion of Lucent

         The obligation of Lucent to consummate the transactions contemplated hereby are subject to and conditioned upon the fulfillment of each of the following conditions, any or all of which may be waived in writing in whole or in part by Lucent:

         (i) The representations and warranties of CSM contained in Clause 13 shall be true and correct at and as of the Completion Date as though such representations and warranties were made at and as of such Completion Date.

                     The Company - CSM - Lucent Confidential

         (ii) CSM shall have performed and complied with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Completion Date.

         (iii) On or prior to the Completion Date, neither CSM nor any of its Affiliates shall have received any notice of any threatened litigation or regulatory proceeding being instituted or contemplated, and no such litigation or proceedings shall be pending, which challenge the legality of this Agreement or the Collateral Agreements or the transactions contemplated hereby or thereby or would have, individually or in the aggregate, a material adverse effect on the transactions contemplated hereby.

         (iv) Lucent, CSM and the Company shall have received and/or obtained an indicative letter of approval from the Singapore Economic Development Board stating that the Company will obtain Pioneer status

         (v) (A) An indicative offer letter for a loan from the Singapore Economic Development Board equal to or greater than S$240,000,000 and (B) confirmatory letters from other lenders of the availability of loan financing equal to or greater than S$200,000,000 shall have been obtained, each in form and substance reasonably satisfactory to Lucent and its counsel.

         (vi) The members of the Board of Directors, the General Manager, and the Financial Controller shall have been selected in accordance with Clauses 5 and 8.

         (vii) An employee staffing, recruitment, compensation, incentives and benefits plan for the Company shall have been developed and approved by Lucent.

         (viii) CSM shall have executed an acknowledgment letter in the form attached hereto as Appendix F.

         (ix) There shall have been delivered to Lucent (a) an officer's certificate and a secretary's certificate of CSM and an opinion of in-house counsel of CSM, in each case in the forms attached hereto as Appendix I and (b) an opinion of Allen & Gledhill in form and substance satisfactory to Lucent.

         (x) The Company and CSM shall have entered into the Sub-Lease Agreement, which Sub-Lease Agreement (a) shall be in form and substance mutually satisfactory to

                     The Company - CSM - Lucent Confidential

                  Lucent, CSM and each of their respective counsel and (b) shall have been approved by the JTC, if such approval is required.

(D)      Application for Shares; Collateral Agreements; Pre-Completion Covenants

         (1)      On the Completion Date:

         (i) CSM shall make an unconditional application in writing to the Company for the allotment to CSM for cash at par for 7,349,998 Class A Ordinary shares of S$1 each in the capital of the Company and CSM shall pay the sum of S$7,349,998 to the Company by way of a cashier's order, or bank draft drawn on a licensed bank in Singapore and made out in favour of the Company, or wire transfer, or such other means acceptable to the parties;

         (ii) Lucent shall make an unconditional application in writing to the Company for the allotment to Lucent for cash at par for 7,650,000 Class B Ordinary shares of S$1 each in the capital of the Company and Lucent shall pay the sum of S$7,650,000 to the Company by way of a cashier's order, or bank draft drawn on a licensed bank in Singapore and made out in favour of the Company, or wire transfer, or such other means acceptable to the parties;

         (iii) each of the parties shall procure the entry by the Company into, and CSM and Lucent shall enter into, the Assured Supply and Demand Agreement;

         (iv) each of the parties shall procure the entry by the Company into, and CSM and Lucent shall enter into the License and Technology Transfer Agreement; and

         (v) each of the parties shall procure the entry by the Company into, and CSM shall enter into, the CSM Service Support Agreement.

         (2) During the period from the date hereof and until the Completion Date, (a) CSM covenants and agrees to use all commercially reasonable efforts and take all commercially reasonable actions necessary to obtain the consents, approvals and authorizations from any third parties, including, without limitation, those consents, approvals and authorizations identified in Clause 4(B)(iv), required to be obtained or made in connection with the transactions contemplated by this Agreement and (b) CSM and Lucent shall use commercially reasonable efforts to (1) agree on a mutually acceptable Sub-Lease

                     The Company - CSM - Lucent Confidential

Agreement and (2) cause the JTC to approve such Sub-Lease Agreement to the extent such approval is required. In addition, CSM agrees to notify and consult with Lucent to jointly develop and prepare any submissions which may be made to the Singapore Economic Development Board or any other Singapore governmental agency or body in connection with this Agreement.

(E)      Allotment of Shares

         Each of the parties shall take such action as may be necessary to ensure that the Company makes simultaneous allotments of the Class A and Class B Ordinary shares so applied for pursuant to sub-Clause (D) above on the Completion Date and, except as specifically contemplated in the Articles, each of such Class A and Class B Ordinary shares so allotted shall on allotment rank pari passu in all respects with each other and with the existing issued ordinary shares of the Company.

5.       BOARD OF DIRECTORS

(A)      Number

         Unless otherwise agreed by CSM and Lucent, the Board shall consist of five Directors.

(B)      Composition

(i) Subject to sub-Clauses (5)(B)(ii) and (iii) below, the Board shall consist of:

         (a) two persons appointed by CSM with the approval of Lucent, such approval not to be unreasonably withheld (who shall be designated as "CSM Directors"); and

         (b) three persons appointed by Lucent with the approval of CSM, such approval not to be unreasonably withheld (who shall be designated as "Lucent Directors").

(ii) CSM shall be entitled to appoint as Director(s) 2 persons for so long as CSM's Shareholding Percentage is equal to or exceeds 25 per cent., and one person for so long as CSM's Shareholding Percentage is equal to or exceeds 10 per cent. Notwithstanding the foregoing, in the event CSM's Shareholding Percentage is equal to or exceeds 51 per cent, CSM shall be entitled to appoint 3 Directors.

                     The Company - CSM - Lucent Confidential

(iii) Lucent shall be entitled to appoint as Director(s) 3 persons for so long as Lucent's Shareholding Percentage is equal to or exceeds 51 per cent.; 2 persons for so long as Lucent's Shareholding Percentage is equal to or exceeds 25 per cent, and one person for so long as Lucent's Shareholding Percentage is equal to or exceeds 10 per cent.

(iv) Upon the written request of the other Shareholders, a Shareholder shall forthwith remove the relevant number of Director(s) from office upon a reduction in its Shareholding Percentage in the event that the number of Director(s) it has appointed exceeds its entitlement under any of the foregoing paragraphs of this sub-Clause (B).

(v) For so long as CSM has the power under this Agreement or otherwise as a Shareholder of the Company to appoint at least two Directors, it shall ensure that at least one Director appointed by it is ordinarily resident in Singapore.

(C)      Right of Appointment and Replacement

         The right of appointment conferred on a Shareholder under sub-Clause
(B) above shall include the right of that Shareholder to remove at any time from office such person appointed by that Shareholder as a Director.

                     The Company - CSM - Lucent Confidential

(D)      Notice in Writing

         Each appointment or removal of a Director pursuant to this Clause shall be in writing and signed by or on behalf of the Shareholder appointing or removing such Director and shall be delivered to the then current registered office of the Company.

(E)      Further Director

         Subject to sub-Clauses 5(B)(i), (ii) and (iii), whenever for any reason a person appointed by a Shareholder ceases to be a Director, that Shareholder shall be entitled to appoint forthwith a Director in his stead.

(F)      Alternate Director

         Each Shareholder shall be entitled at any time and from time to time to appoint a person to act as an alternate director for each Director nominated by such Shareholder and to terminate the appointment of such alternate director in compliance with the Articles. Such alternate director shall be appointed with the consent of the other Shareholder, which consent shall not be unreasonably withheld. Such alternate director shall be entitled while holding office as such to receive all notices of meetings of the Board and to attend and vote as a Director at any such meetings at which the Director for whom such alternate director is acting as an alternate is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointment as could have been exercised by such absent Director. Further, such alternate director shall be entitled to exercise the vote of any such Director at any meetings of the Board and if such alternate director represents more than one Director such alternate director shall be counted for quorum purposes by the number of Directors he represents and shall be entitled to one vote for every Director he represents. In addition, each Shareholder acknowledges and agrees that any Director nominated by such Shareholder and approved by the other Shareholder may be appointed as the alternate director of any one or more of the other Director or Directors nominated by such Shareholder.

                     The Company - CSM - Lucent Confidential

(G)      Chairman

         For so long as CSM's Shareholding Percentage is at least 49 per cent., the Chairman of the Board shall be a Director nominated by CSM and approved by Lucent. Subject to the Articles, the Chairman of the Board shall be responsible for coordinating the activities of the Board of Directors, such as: (i) introducing proposals to the Board of Directors on matters which require Board of Directors' approval; (ii) with the advice and consent of the other Directors, setting the agenda for the Board of Directors' meetings; (iii) convening and presiding at the meetings of the Board of Directors; (iv) presiding at general meetings of shareholders; and (v) circulating minutes for approval by the Directors. The Chairman of the Board shall not have a second or casting vote and shall not be empowered to bind the Company. The Board of Directors shall select from among its members a Vice Chairman of the Board who shall act for the Chairman of the Board in the event he is absent from or unable to act in any meeting.

(H)      Meetings of Directors

(i) Meetings of the Board shall be held at such times as the Board shall determine. Unless otherwise agreed by the Shareholders, a meeting of the Board shall be held at least once every month during the first year from the Completion Date, at least once every three months for the next three years from the Completion Date and thereafter, at least once every six months.

(ii) The quorum at a meeting of Directors (including any adjourned meetings) necessary for the transaction of any business of the Company shall be three Directors, including at least one CSM Director and at least one Lucent Director. Not less than 30 days' notice (or such shorter period of notice in respect of any particular meeting as may be agreed by all Directors) specifying the date, place and time of the meeting and the business to be transacted thereat shall be given to all Directors.

(iii) In the event that a meeting of Directors duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place or such other agreed upon date (within 30 days of the adjourned meeting date), place and time, and notice specifying the date, place and time of such adjourned meeting shall be given to all Directors.


(iv) The Directors may participate in a meeting of the Directors by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the meeting are able to hear and be heard by all other participants without

                    The Company - CSM - Lucent Confidential
the need for a Director to be in the physical presence of another Director(s) and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum under paragraphs (ii) or (iii) above (as the case may be) at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting.

(v) In the case of a meeting which is not held in person, the fact that a Director is taking part in the meeting must be made known to all the other Directors taking part, and no Director may intentionally disconnect or cease to take part in the meeting unless he makes known to all other Directors taking part that he is ceasing to take part in the meeting.

(vi) Save as provided in sub-Clause (I) below, all resolutions of the Directors at a meeting or adjourned meeting of the Directors shall be adopted by a simple majority vote of the Directors present. Save as provided in subClause
(F) above, each Director shall have one vote.

(vii) All resolutions to be passed by way of circulation among the Directors (referred to as a "resolution in writing") shall be dispatched to each Director contemporaneously. A resolution in writing of the Directors shall be as valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held if the resolution in writing is approved and signed by at least one CSM Director and at least one Lucent Director and may consist of several documents in the like form each signed by one or more of the Directors. The Company Secretary shall notify all the Directors in writing of the effective date on which such resolution is passed.

(I)      Important Matters Requiring Board's Special Approval

         Subject to any requirements specified by law, by the Act or this Agreement, none of the following actions shall be taken by the Company unless such actions are unanimously approved by all of the CSM Directors and the Lucent Directors duly represented at a meeting which is duly convened and where a quorum is present:-

         (a) all amendments to the Company Business Plan and to each Annual Plan thereof ;

                     The Company - CSM - Lucent Confidential

         (b) the disposal of the whole or substantially the whole of the property or undertaking of the Company;

         (c) execution of any agreement involving payments (i) in excess of S$1,000,000 over its term or having a term longer than one year if not approved as part of the Company Business Plan or
                  (ii) in excess of S$70,000,000 if approved as part of the Company Business Plan;

         (d) initiation or settlement of any claim or suit which is material to the Company or outside the ordinary course of its business;

         (e) appointment or removal of the Auditors and the fixing of such Auditor's fees;

         (f) approval of limits of authority for the officers of the Company and the Schedule of Authorizations;

         (g) any proposal to change the capitalization of the Company or to amend the Memorandum or Articles;

         (h) the termination by the Company of any of the services identified in Clause 10 (C) of the CSM Service Support Agreement;

         (i) granting of any loans to Directors or initiating or amending any form of remuneration to Directors (including, without limitation, golden parachute payments);

         (j) initiation or amendment of any material employee compensation, incentive or benefits plan or any material employee recruitment, disciplinary (as it relates solely to the individuals holding the positions identified on Schedule 5(L)), or training policy.

         (k) participation by employees of the Company in CSM's employee share ownership scheme or the establishment of an employee share option/ownership scheme for the Company;

         (l) the entry by the Company into new markets outside of the Business unless explicitly set forth in the Company Business Plan;

                     The Company - CSM - Lucent Confidential

         (m) the termination or amendment of the Assured Supply and Demand Agreement or the License and Technology Transfer Agreement;

         (n) the exercise of any of the Company's borrowing powers unless included in the Company Business Plan;

         (o) the entry into any alliance unless explicitly set forth in the Company Business Plan. For the purposes of this sub-paragraph
                  (o) the expression "alliance" means any transaction entered into by the Company other than in the ordinary course of business including, but not limited to, transactions (1) pursuant to which the Company acquires, encumbers, transfers or disposes of intellectual property or other technology rights, (2) pursuant to which the Company is restricted as a result of such transaction in the products or services which it may provide to its customers, or (3) which create or grant exclusive rights to another party or parties;

         (p) the issue by the Company of any guarantee to secure the Indebtedness of any person;

         (q)      approval of the audited annual accounts of the Company;

         (r)      a change in the Debt/Equity Ratio policy specified in Clause
                  11;

         (s) the change in the authorised, issued or paid-up capital of the Company (unless pursuant to Clauses 2(C), 3(D), 3(E) and 4(D)) or the grant of any option over the unissued share capital of the Company;

         (t) the listing or registration of the shares in the capital of the Company on any stock exchange or with any securities exchange commission;

         (u) the winding-up, liquidation or dissolution of the Company or the merger, consolidation or reorganisation of the Company with any corporation, firm or other body;

         (v) any transfer of shares held by a Shareholder in the capital of the Company unless in accordance with Clause 10, Clause 14(B) or Clause 17;

                     The Company - CSM - Lucent Confidential

         (w) the subscription for, or acquisition or disposal of, any shares or interests in any Person;

         (x)      the entry into any joint venture; and

         (y) the declaration by the Company of any dividends other than in accordance with the dividend policy set out in the Articles and the determination of any reserves.

(J)      Facilitating Shareholder Actions

         In the event that any decision or action that is approved by the Board of Directors in accordance with Clause 5(I) above (the "Important Matter Decisions") requires the approval of the Shareholders under the Articles or under the Act, the Shareholders shall take all necessary and appropriate actions to procure such approval. In addition, the Shareholders shall take all necessary and appropriate actions to implement and comply with any decision or action approved by the Board which are not Important Matter Decisions to the extent such decision or action does not require the approval of the Shareholders under the Articles or the Act.

(K)      Interested Party Transactions

(i) In this Agreement, an "interested party transaction" shall mean a transaction or arrangement (other than transactions or arrangements contemplated by this Agreement or any of the Collateral Agreements) involving the Company or its assets in which one of the Shareholders or any of its Affiliates has a direct or indirect interest (whether as supplier, purchaser, provider or receiver of information, services, goods or financing, employer or otherwise).

(ii) Notwithstanding the generality of Clause 5(I) or any other provision of this Agreement:

         (1) each Shareholder shall ensure that it shall promptly and timely disclose to the other Shareholder any interested party transaction in which the first Shareholder is or may be involved, together with a reasonably detailed description of its actual or proposed involvement; and

         (2) the Shareholder to whom such disclosure is required to be made shall have the right to consent to any interested party transaction; provided, such consent shall not be unreasonably withheld.

                     The Company - CSM - Lucent Confidential

(L)      Dismissal of Certain Employees

         In the event any Shareholder (the "Dismissing Shareholder") desires, for any reason or no reason, that the Company dismiss or terminate the services of any of the individuals holding the positions identified on Schedule 5(L) (the "Affected Employee"), such Dismissing Shareholder must notify the other Shareholder and the Company of its desire to dismiss such Affected Employee and at such time the Dismissing Shareholder shall have a discussion with the other Shareholder with respect to such proposed dismissal. In such event, the Shareholders shall cause the Company to provide such Affected Employee with a three month (six months in the event the Affected Employee is the General Manager) probation period prior to such dismissal; provided, such three or six month probation period may be waived if both Shareholders agree to do so. Within 10 days after the end of such three or six month probation period, as applicable, the Dismissing Shareholder shall determine, in its sole discretion, whether such Dismissing Shareholder still desires that the Company dismiss such Affected Employee, and if so, shall notify the other Shareholder and the Company of its decision. If the Dismissing Shareholder determines that it still desires that the Company dismiss the Affected Employee, the Shareholders shall promptly cause the Company to dismiss the Affected Employee. Notwithstanding any provision contained herein, each Shareholder's right to exercise the dismissal rights granted under this Clause 5(L) shall be limited to two individuals in any given quarter.

6.       BUSINESS OF THE COMPANY

(A)      Business

         The Shareholders agree that the business of the Company shall be the operation and management of the Company Fab as an independent dedicated foundry (the "Business"). The initial financial and business plans for the Company Fab provide for an installed wafer manufacturing capacity of up to 26,000 wafers per month based on 21 mask layers of Lucent's digital 0.25 micron technology.

(B)      Technology License and Development

         (i) The parties agree that the processes which the Company will run will include, without limitation, 0.25um and 0.18um process flows.

         (ii) Lucent and CSM shall each license certain intellectual property rights related to the manufacture of semiconductor wafers and integrated circuits to the Company on the terms and conditions of the License and Technology Transfer Agreement.

                     The Company - CSM - Lucent Confidential

         (iii) The Company shall assign certain intellectual property rights related to the manufacture of semiconductor wafers and integrated circuits to CSM and Lucent on the terms and conditions of the License and Technology Transfer Agreement.

(C)      Assured Supply and Demand

         The Company shall make available to Lucent and CSM quantities of wafer manufacturing capacity from the Company Fab on the terms and conditions of the Assured Supply and Demand Agreement.

(D)      Services

         CSM shall provide such services to the Company as contemplated in the CSM Service Support Agreement. Each Shareholder acknowledges that certain rights and obligations of the parties under the CSM Service Support Agreement shall survive the termination of the CSM Service Support Agreement.

(E)      Sub-Lease of Company Fab Premises

         The Company shall enter into the Sub-Lease Agreement. The Sub-Lease Agreement shall be subject to the JTC's approval, if so required by the JTC.

7.       SHAREHOLDERS' OBLIGATIONS AND RIGHTS

(A)      Shareholders' Obligations

         Except as the Shareholders may otherwise agree in writing or save as otherwise provided or contemplated in this Agreement, each of the Shareholders shall use commercially reasonable endeavours to exercise its powers in relation to the Company so as to ensure that:

         (i) the Company carries on its business and conducts its affairs in a proper and efficient manner;

         (ii) the Company, and the Directors appointed by that Shareholder, will comply strictly and expeditiously with the provisions of this Agreement and the Articles;

                     The Company - CSM - Lucent Confidential

         (iii) the Business shall be carried on pursuant to the policies set out herein or laid down from time to time by the Board, which shall hold Board meetings in accordance with Clause 5(H) and the Articles;

         (iv) the Company shall cause to be kept full and proper accounting records relating to the business, undertakings and affairs of the Company, which records shall be made available at all reasonable times for inspection by the Shareholders or their representatives by prior appointment during office hours;

         (v) for each financial year, the Company shall, at its expense, prepare annual accounts, in each case in accordance with Singapore GAAP and in compliance with all applicable legislation in respect of such financial year and shall procure that such accounts are audited as soon as practicable and shall supply copies of the same, both in draft and final form, to each of the Shareholders within 90 days (in the case of the draft form) and 120 days (in the case of the final form) after the end of the financial year of the Company;

         (vi) the Company shall, at its expense, (a) prepare interim accounts of the Company covering the period beginning on January 1 and ending on September 30 of each calendar year,
                  (b) procure that such interim accounts are audited within 60 days after the end of the Lucent Fiscal Year in accordance with Singapore GAAP and in compliance with all applicable legislation in respect of such interim period and (c) supply copies of such audited interim accounts in final form to Lucent within 60 days after the end of the Lucent Fiscal Year;

         (vii) for purposes of Lucent's financial reporting and tax reporting purposes, the Company shall prepare financial statements conforming to U.S. GAAP for use by Lucent for such financial periods as may be requested by Lucent. All costs and expenses of an external accounting firm who shall prepare such financial statements to conform to U.S. GAAP for the sole benefit of Lucent shall be borne by Lucent. In addition, the Company shall prepare and timely deliver all financial statements and reports reasonably requested by Lucent, including without limitation, the Financial Accounting Standard 109 package. The Company shall prepare and timely deliver all tax forms and other information returns or reports reasonably requested by Lucent or required by the laws of the United States, including without limitation, U.S. Treasury Form 5471 and supporting schedules. All out-of-pocket costs and expenses incurred by the Company in complying with Lucent's requests under this sub-Clause 7(A)(vii)

                     The Company - CSM - Lucent Confidential
                  and which are for the sole benefit of Lucent shall be borne by Lucent; provided, that in the case of fees and expenses of any tax or legal advisors or other professional consultants, such fees and expenses shall be borne by Lucent only if the retention of such advisors or consultants has been pre-approved by Lucent. Lucent shall provide such assistance as is reasonably requested by the Company in order for the Company to comply with this sub-Clause 7(A)(vii).

         (viii) the Company shall, at its expense, prepare and provide to each of the Directors:-

                  (a) unaudited and estimated monthly profit and loss statements, cashflow, balance sheet and elimination statements covering such items as requested by Lucent from time to time ("Elimination Statements") by the first Wednesday of the first week after the end of each Lucent Fiscal Month ; unaudited and actual monthly profit and loss statements, cashflow, balance sheet and Elimination Statements within seven calendar days after the end of each calendar month;

                  (b) updated profit and loss, balance sheet and cashflow forecast for the following 12 month period within seven calendar days after the end of each calendar month;

                  (c) unaudited and estimated quarterly profit and loss statements, cashflow, balance sheet and Elimination Statements by the first Wednesday of the first week after the end of each Lucent Fiscal Quarter; unaudited and actual quarterly profit and loss statements, cashflow, balance sheet and Elimination Statements within seven calendar days after the end of each Lucent Fiscal Quarter;

                  (d) Unaudited annual profit and loss statements, cashflow, balance sheet and Elimination Statements covering the Lucent Fiscal Year within three calendar days after the end of the Lucent Fiscal Year;

                  in each case in accordance with Singapore GAAP, and

         (ix) the Company shall do all that the Auditors may reasonably require by way of keeping records and accounts and provide the Auditors with all such

                     The Company - CSM - Lucent Confidential

REDACTED        CONFIDENTIAL TREATMENT REQUESTED
                The asterisked portions of this document have been omitted and are filed separately with the Securities and Exchange Commission information and explanation as they may reasonably require and otherwise assist the Auditors in all reasonable ways.

(B)      Undertaking of Non-Competition

(i)      Lucent agrees and undertakes that except as permitted under sub-Clauses
         (B)(ii), (iii) and (iv) below, Lucent's loadings in the Company Fab shall be solely for products with Lucent's brand name or for products to be sold as a packaged labeled product.

(ii) Lucent shall first offer its Unutilised Wafer Capacity (as defined below) to CSM at prices to be mutually agreed between Lucent and CSM. If CSM declines to take all or some of such Unutilised Wafer Capacity within 10 days of Lucent's offer, Lucent shall be entitled to sell all of such Unutilised Wafer Capacity not purchased by CSM to any third party, subject to the restrictions set forth in sub-Clauses (B)(iii) and (iv) below. For purposes of this Agreement, the term "Unutilised Wafer Capacity" shall mean wafer capacity from the Company Fab which is not utilised by Lucent as required under the Assured Supply and Demand Agreement. For the avoidance of doubt, the phrase "wafer capacity" shall include the physical wafers produced by the Company Fab. Lucent and CSM acknowledge and agree that there may be multiple Unutilised Wafer Capacities Lucent may offer CSM pursuant to this sub-Clause
         (B)(ii) and accordingly, there may be multiple 24 month periods running concurrently for the multiple Unutilised Wafer Capacities offered as contemplated under sub-Clause (B)(iv) below.

(iii) Lucent shall not sell, offer, transfer or otherwise dispose of such Unutilised Wafer Capacity to any of the companies or entities set out in Schedule 7(B)(ii) attached hereto (collectively, the "Scheduled Companies"), as such Schedule 7(B)(ii) may be amended from time to time upon mutual agreement between Lucent and CSM. Notwithstanding the foregoing, Lucent shall be permitted to sell, offer, transfer or otherwise dispose of any Unutilised Wafer Capacity under this Clause 7(B) to the extent any of the unutilised wafers are sold by the Scheduled Companies as a packaged labeled product or to the extent such offer, sale, transfers or other disposition involves products with Lucent's brand name.

(iv) With respect to each Unutilised Wafer Capacity offered but not taken by CSM under sub-Clause (B)(ii) above, Lucent may, subject to sub-Clause
         (B)(iii) above, sell such Unutilised Wafer Capacity to any third party for a period of ********* effective from the date on which CSM first declined to take up



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REDACTED        CONFIDENTIAL TREATMENT REQUESTED
                The asterisked portions of this document have been omitted and are filed separately with the Securities and Exchange Commission such Unutilised Wafer Capacity. Upon the expiration of such ******** period, Lucent shall have the right to either take up such Unutilised Wafer Capacity for Lucent's use in accordance with sub-Clause (B)(i) above or re-offer such Unutilised Wafer Capacity to CSM in accordance with sub-Clause (B)(ii) above.

(C)      Partnership Fee

         CSM shall be entitled to receive from Lucent a partnership fee ("Partnership Fee") equal to **** in respect of each wafer purchased by Lucent from the Company which fee shall be adjusted pursuant to the formula set forth on Schedule 7(C) attached hereto. The Partnership Fee shall accrue upon receipt of the first accepted wafer by Lucent under the Assured Supply and Demand Agreement.

(D)      Insurance Coverage

         On and after the Completion Date, Lucent and CSM shall negotiate in good faith the appropriate type and level of insurance coverage for the Company in accordance with the principles set forth on Schedule 7(D) attached hereto.

8.       MANAGEMENT OF THE COMPANY

(A)      General Manager; Financial Controller

         The General Manager of the Company shall be appointed by CSM in consultation with Lucent. The General Manager shall be responsible for the day to day running and management of the business of the Company within the limits imposed by the Board, this Agreement, the Company Business Plan and the Schedule of Authorizations. The Financial Controller of the Company shall be appointed by Lucent in consultation with CSM. The Financial Controller shall be responsible for all financial matters of the Company within the limits imposed by the Board, this Agreement and the Company Business Plan.

(B)      Management Committee

         The Shareholders shall cause the Company to establish a Management Committee based in Singapore comprising three members with one nominee of CSM, one nominee of Lucent and the General Manager (the "Management Committee"). The Management Committee will review and make recommendations to the General Manager, as appropriate, on capacity and mix of processes and other operational issues relating to the Company. The Management Committee will also



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provide advice to the General Manager in connection with the preparation of the
Company Business Plan.

(C)      Employees

(i) In addition to the employees of the Company, CSM and Lucent shall each contribute such manpower resources, either on a contract or secondment basis, as is contemplated by the Company Business Plan or as may be otherwise required by the Company on such terms as may be agreed in writing with the Company.

(ii) The parties presently do not envisage that the Company will establish an employee share option scheme. However, in the event that the Board approves of the employees of the Company participating in CSM's employee share ownership scheme, the Company shall pay to CSM the cost of acquisition, if any (such as, where applicable, compensation charges pursuant to U.S. GAAP, charges on the issuance of shares at a discount), of such shares in CSM as may be allocated to such employees.

9.       GENERAL MEETINGS

         No business shall be transacted at any general meeting of the Company unless a quorum of Shareholders is present throughout the meeting. The quorum for all general meetings (including any adjourned meetings) of Shareholders shall comprise two Shareholders present throughout the meeting, comprising the proxies or representatives of CSM and Lucent. In the event that a general meeting duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place or such other agreed upon date (within 30 days of the adjourned meeting date), place and time, and notice specifying the date, place and time of such adjourned meeting shall be given to all Shareholders.

10.      TRANSFER OF SHARES

(A)      Meaning of "Transfer"

         In this Agreement, unless the context otherwise requires, any reference to a "transfer" of securities or other voting interests of a Person shall include (i) any transfer or other disposition of such securities or voting interests or any interest therein, including, without limitation, by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment; (ii) any sale, assignment, gift, donation, redemption, conversion or other disposition of such securities or any interest therein, pursuant to an agreement, arrangement, instrument or



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understanding by which legal title to or beneficial ownership of such securities or any interest therein passes from one Person to another Person or the same Person in a different legal capacity, whether or not for value; and (iii) the granting of any security, interest, lien, pledge, mortgage, hypothecation or charge in or extending or attaching to such securities or interest therein.

(B)      Moratorium on Transfer

         Neither CSM nor Lucent shall transfer all or any part of its shares in the capital of the Company to any Person during the term of the joint venture as set out in Clause 17, unless with the prior written consent of the other Shareholder or as expressly permitted by this Agreement.

(C)      Permitted Transfers

(i)(a) For the purpose of this paragraph (i), the term "Permitted Transferee" in relation to CSM shall mean a wholly-owned subsidiary of CSM and in the case of Lucent, a wholly-owned subsidiary of Lucent (a "Lucent Sub") or a direct and/or indirect wholly-owned subsidiary of Lucent Technologies Inc. (an "LTI Sub"). For purposes of this sub-Clause (C), a Lucent Sub shall not be treated as an LTI Sub.

   (b) Subject to sub-Clause (D) below, each Shareholder (the "Transferor Corporation") shall be entitled to transfer all (and not some only) of the shares held by it in the capital of the Company to a Permitted Transferee; provided, in the event the net worth of a Permitted Transferee at the time of the proposed transfer or anytime thereafter is less than 95% of the net worth of the Transferor Corporation at the time of the completion of the proposed transfer, then prior to the completion of such proposed transfer or anytime thereafter, (x) CSM, in the case where CSM is the Transferor Corporation, shall execute a guarantee in favor of Lucent guaranteeing the payment obligations of its Permitted Transferee and (y) Lucent, (i) in the case where Lucent is the Transferor Corporation and Lucent Sub is the Permitted Transferee, shall execute a guarantee in favor of CSM guaranteeing the payment obligations of such Lucent Sub and (ii) in the case where Lucent is the Transferor Corporation and an LTI Sub is the Permitted Transferee, shall cause Lucent Technologies Inc. to execute a guarantee in favor of CSM guaranteeing the payment obligations of such LTI Sub.

   (c) If however at any time after a transfer of shares is effected by the Transferor Corporation to a Permitted Transferee pursuant to sub-paragraph (b) above, the Permitted Transferee ceases, in the case of CSM, to be a wholly-owned subsidiary of CSM or, in the case of Lucent, ceases to be a Lucent Sub or an LTI Sub, as applicable, , it shall be the duty of the



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         Transferor Corporation and the Permitted Transferee to notify the Board in writing that such event has occurred and both the Transferor Corporation and the Permitted Transferee shall jointly and severally undertake to procure and ensure that all (and not some only) of the shares held by the Permitted Transferee in the capital of the Company are, subject to the proviso in sub-paragraph (b) above, forthwith transferred to, in the case of CSM, a wholly-owned subsidiary of CSM or, in the case of Lucent, a Lucent Sub or an LTI Sub, as applicable.

(D)      Supplementary Provision

         It shall be a condition precedent to the right of any Shareholder to transfer shares in the capital of the Company that the purchaser or transferee (if not already bound by the provisions of this Agreement) executes in such form as may be reasonably required by and agreed by the other Shareholder a deed of ratification and accession under which the transferee shall agree to be bound by and shall be entitled to the benefit of this Agreement as if an original party hereto in place of or in addition to the transferring Shareholder (as the case may be).

(E)      Change in Control of Shareholder

(i) Prior to the completion of a change in control of any Shareholder, such Shareholder (the "Affected Shareholder") shall notify the Company and the other Shareholder (the "Remaining Shareholder") in writing of such change in control. In the event the Remaining Shareholder objects to such change in control, it shall, within 30 days after notice from the Affected Shareholder, be entitled by notice in writing to the Affected Shareholder (the "Objection Notice") to require, (a) in the event the Affected Shareholder is CSM, CSM to purchase all of the shares in the capital of the Company held by Lucent at Fair Market Value and (b) in the event the Affected Shareholder is Lucent, Lucent to sell to CSM all of the shares in the capital of the Company held by Lucent at Fair Market Value. To exercise this right, the Remaining Shareholder shall first make a FMV Determination Request to the Affected Shareholder (and shall provide a copy thereof to the Company). Within 30 days of determination of Fair Market Value, the Remaining Shareholder shall either provide notice to the Affected Shareholder (and shall provide a copy thereof to the Company) that it has elected to exercise its rights under this sub-Clause (E) or shall be deemed to have waived such rights. The delivery of the Objection Notice shall for purposes of determining Fair Market Value be deemed to be a FMV Determination Request. A copy of the Objection Notice shall be promptly delivered to the Company. Subject to any U.S., Singapore or other regulatory filings or notifications and/or the receipt of any U.S., Singapore or other regulatory approvals or consents, if any, the completion of the purchase and sale transaction contemplated under this sub-Clause (E) shall occur simultaneously with or as soon as practicable after the



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consummation of the change of control transaction of the Affected Shareholder.
Following the completion of the purchase and sale transaction contemplated under this sub-Clause (E), Lucent and CSM shall be subject to the ramp down provisions set forth in Clause 14(H) below.

(iii) At the completion of the purchase and sale transaction contemplated under this sub-Clause (E), CSM shall pay the purchase price for the shares of the Company held by Lucent in the form of cash in Singapore Dollars by wire transfer of immediately available funds to an account designated in writing by Lucent against delivery by Lucent of certificates representing all such shares, free and clear of any liens, claims, charges or encumbrances. Stamp duties in respect of the transfer of such shares shall be paid by the Affected Shareholder.

         The restriction on transfer of shares contained in sub-Clause (B) above and in the Articles shall not apply to such disposal.

(ii) For the purpose of this sub-Clause (E), a change in control of any Shareholder shall be deemed to have occurred if the voting control of, or more than 50 percent. of the issued voting shares of, such Shareholder or of any holding company of such Shareholder shall be acquired by any Person, or by any two or more Persons acting in concert, other than by an Affiliate of such Shareholder. However, a change in control of a Shareholder pursuant to or after a listing on a stock exchange of the shares in the capital of such Shareholder or of the holding company of such Shareholder or, in the case of Lucent, the spin-off or sale of substantially all of Lucent Technologies Inc.'s Microelectronics business ("ME"), shall not be deemed to be a change in control of such Shareholder for the purposes of this sub-Clause (E); provided, in the event substantially all of ME is sold to any of the Persons listed on Schedule 10(E)(ii), which Schedule may be amended from time to time as mutually agreed upon by Lucent and CSM, such sale shall be deemed to be a change in control for purposes of this sub-Clause (E). Each of the Shareholders undertakes to notify the other Shareholders in writing of any change in control of such Shareholder within ten days of it becoming aware of such a change in control or execution of any agreement by any Person that would effect such change in control.

11.      FINANCE

         The Company shall be managed with a view toward maintenance by it of a Debt/Equity Ratio of no greater than 1.5 to 1, that is, for every S$1 of Total Shareholder Funds, there shall not be more than S$1.50 of External Borrowings. In the event that the Debt/Equity Ratio exceeds 1.5 to 1, then the General Manager shall immediately inform the Board of Directors and review his proposal to re-establish such ratio at the next Board meeting.



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12.      DIVIDEND POLICY

         It is not the intent of the Shareholders for the Company to accumulate excess retained earnings beyond what is required by the Company Business Plan. Accordingly, and in furtherance of the foregoing, each Shareholder shall take such action as may be necessary to procure that the Company shall distribute all available cash to and among the Shareholders during such times and in such amounts as contemplated in the Articles.

13.      WARRANTIES AS TO AUTHORITY

         Each of the parties hereby represents and warrants to as of the date hereof and on the Completion Date, and undertakes with the other parties as follows:-

         (i) it is a corporation duly organised and validly existing under the laws of its place of incorporation, and has full power and authority to execute and deliver and perform all of its obligations under this Agreement and any other agreements to be executed by it hereunder;

         (ii) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (a) to enable such party lawfully to enter into, exercise its rights and perform and comply with its obligations under, this Agreement and (b) to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done;

         (iii) this Agreement is, and all other agreements and instruments of such party contemplated hereby shall be, the legal, valid and binding agreement of such party, enforceable against such party in accordance with their terms subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of creditors and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies; and

         (iv) the execution, delivery and performance of this Agreement and all other agreements and instruments of such party contemplated hereby by it will not conflict with any law, order, judgement, decree, rule or regulation of any court, arbitral tribunal or government agency, or any agreement, instrument or



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                     The Company - CSM - Lucent Confidential
                  indenture to which such party or any of its Affiliates is a party or by which any thereof is bound.

         (v) There are no actions, suits, investigations or other proceedings pending or threatened, no order, judgment or decree of any court or other governmental agency and no facts or circumstances which could reasonably be expected to give rise to a claim, action, suit or proceeding which could materially and adversely affect the Company or the transactions contemplated hereby and by the Collateral Agreements.

14.      DEFAULT

(A)      Defaults

         The following events shall constitute defaults ("Defaults") under this
Agreement:

         (i)      a Shareholder :

                  (1) is in breach of any of its representations or warranties set forth in Clause 13 (which breach, if under sub-Clause 13(iv) or (v), has a material adverse effect on the Company or on the transactions contemplated hereby or by the Collateral Documents) or any of its covenants set forth in sub-Clauses 3(D), 3(F), 3(G), 4(D), 5(J), 7(B), 10(E), 14(D),
                           14(F) and 17(B);

                  (2) fails to pay the Company such amounts which such Shareholder is required to pay under the Assured Supply and Demand Agreement with respect to any of its loadings;

                  (3) is in breach of Article 2.01(a) (Delivery of Information)(in the case of Lucent) or Article 2.01(b) (Delivery of Information)(in the case of CSM) of the License and Technology Transfer Agreement, or Clause 10(C) or Clause 10(E) (in the case of CSM) of the CSM Service Support Agreement;

                  (4)      has intentionally breached Article 4.07 (Export) or
                           Article 8.04 (Confidentiality) of the License and Technology Transfer Agreement, Section 28 (Confidentiality) of the Assured Supply and Demand Agreement, Section 9 (Compliance with Laws) or Clause 16 (Confidentiality) of the CSM Services Support Agreement and such



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                           intentional breach may cause injury (whether
                           financial or otherwise) or have a negative impact (whether financial or otherwise) on the non-breaching Shareholder. In addition, the inability of the Company to occupy the Site for any reason (other than as a result of CSM exercising its legal rights after a material breach (which breach is not cured within the applicable cure period) by the Company under the Sub-Lease Agreement) shall also constitute a Default (the "Lease Default"); provided, in the event CSM is prohibited by law or regulation from (a) leasing or subleasing all of the sites located on CSM's campus (including, without limitation, the Company Fab, Fab 2, Fab 3A and Fab 4) to any Person, Lucent shall not have the right to exercise the remedy set forth in sub-Clause 14(D)(i)(4) and the purchase price set forth in sub-Clause 14(D)(i)(3) shall be higher of Fair Market Value and Net Book Value multiplied by Lucent's then Shareholding Percentage and (b) occupying all of the sites on CSM's campus (including, without limitation, the Company Fab, Fab 2, Fab 3A and Fab 4), Lucent shall not have the right to exercise any of the remedies set forth in sub-Clause 14(D)(i)(2) and 14(D)(i)(3). For the avoidance of doubt, subject to the foregoing sentence, any Lease Default shall entitle Lucent to exercise any of the remedies set forth in sub-Clause 14(D)(i)(1),(3),(4) and (5).

         (ii)     a Shareholder becomes bankrupt or insolvent;

         (iii)    a resolution is passed for the winding up of a Shareholder; or

         (iv) a proceeding has been instituted seeking a declaration that a Shareholder is bankrupt or insolvent or seeking bankruptcy, arrangement or composition with creditors, liquidation or the appointment of a trustee, receiver or liquidator or analogous procedure under any applicable law and such proceedings stay undismissed and unstayed for a period of 60 days or are consented to by the Shareholder.

        For purposes of this Agreement, the term "Defaulting Shareholder" shall refer to the Shareholder who has caused the occurrence of any of the Defaults identified in sub-Clause 14(A) and the term "Non-Defaulting Shareholder" shall refer to the Shareholder who has not caused such Default.

(B)     Defaults with Opportunity to Remedy

        Upon the occurrence of a Default under paragraph (i) of sub-Clause 14(A) above, the Non-Defaulting Shareholder may give notice to the Defaulting Shareholder specifying the



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

Default and, in the case of a Default that is capable of remedy, stipulating a period of not less than 60 days (or to the extent the Non-Defaulting Shareholder elects to exercise the liquidation remedy set forth in sub-Clause 14(D)(i)(4) or sub-Clause 14(D)(ii)(3), as applicable, not less than 90 days; provided, any cure periods to which such Default may already be subject under the Collateral Agreements shall be counted towards, and included in, the 90 day period set forth in this sub-Clause 14(B)) during which such Default shall be remedied or steps taken in pursuance thereof. For purposes of this sub-Clause 14(B), a Default shall be considered capable of remedy if the Defaulting Shareholder can comply with the term or condition in question in all respects other than as to the time of performance. In the case of any genuine disagreement between the Shareholders as to the facts giving rise to the Default, the provisions of Clause 19(F) shall apply.

(C)      Events of Default

         An event of Default ("Event of Default") shall be deemed to occur (1) upon issuance of any notice pursuant to sub-clause (B) above and, if applicable, the passage of any remedial period provided pursuant to sub-clause (B) above, and (2) upon occurrence of any Default referred to in paragraph (ii), (iii) or
(iv) of sub-clause (A) above.

(D)      Remedies

(i)      Lucent Remedies

         Upon the occurrence and during the continuation of any Event of Default caused by CSM, Lucent, as the Non-Defaulting Shareholder, shall, subject to the provisions of this Clause 14, have the following remedies, rights and options:

         (1) Lucent may bring an action at a court of law for the specific performance by CSM of the terms of this Agreement or other applicable Collateral Agreement, as the case may be.

         (2) Only upon the occurrence and during the continuation of any Event of Default referred to in paragraph (ii), (iii) or (iv) of sub-Clause (A) above, Lucent shall have the right and option (the "Default Call Option") to purchase all, but not less than all, the shares in the capital of the Company held by CSM in accordance with the provisions of sub-Clause (F). The purchase price for such shares in respect of this Default Call Option shall be Fair Market Value.

         (3) Lucent shall have the right and option (the "Default Put Option") to require CSM to purchase all, but not less than all, the shares in the capital of the Company held by



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

                  Lucent in accordance with the provisions of sub-Clause (F). The purchase price for such shares in respect of the Default Put Option shall be the higher of (i) 110% of Fair Market Value and (ii) Net Book Value multiplied by Lucent's then Shareholding Percentage; provided, in the event Lucent exercises (subject as to the enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other similar laws affecting generally the rights of creditors) the Default Put Option as a result of any Event of Default referred to in paragraph (ii), (iii) or (iv) of sub-Clause (A) above, the purchase price for such shares shall be Fair Market Value.

         (4) Lucent shall have the right and option to cause the Company to sell its assets and properties and effect an orderly liquidation pursuant to sub-Clause (G).

         (5) Subject to the provisions of Clause 19(F), Lucent shall have such other rights and remedies that are available to it under applicable law or under the Collateral Agreements.

         For the avoidance of doubt, upon the completion of the purchase and sale transaction as contemplated under sub-Clause 14(D)(i)(3) above, Lucent shall not be entitled to exercise the remedy set forth in sub-Clause 14(D)(i)(4) above.

(ii)     CSM Remedies

         Upon the occurrence and during the continuation of any Event of Default caused by Lucent, CSM, as the Non-Defaulting Shareholder, shall, subject to the provisions of this Clause 14, have the following remedies, rights and options:

         (1) CSM may bring an action at a court of law for the specific performance by Lucent of the terms of this Agreement or other applicable Collateral Agreement, as the case may be.

         (2) CSM shall have the right and option (the "Default Call Option") to purchase all, but not less than all, the shares in the capital of the Company held by Lucent in accordance with the provisions of sub-Clause (F). The purchase price for such shares in respect of this Default Call Option shall be 90% of Fair Market Value; provided, in the event CSM exercises the Default Call Option as a result of the occurrence and during the continuation of any Event of Default referred to in paragraph (ii), (iii) or (iv) of sub-Clause (A) above, the purchase price for such shares shall be Fair Market Value.



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         (3)      CSM shall have the right and option to cause the Company to sell its assets and properties and effect an orderly liquidation pursuant to sub-Clause (G).

         (4) Subject to the provisions of Clause 19(F), CSM shall have such other rights and remedies that are available to it under applicable law or under the Collateral Agreements.

(E)      Waiver of Remedies

         The failure of any party hereof to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any Default or Event of Default shall be held to constitute a waiver of any other or subsequent Default or Event of Default.

(F)      Put and Call Options

(i) In order to exercise its Default Call Option or Default Put Option the Non-Defaulting Shareholder shall deliver to the Defaulting Shareholder, a FMV Determination Request and, if applicable, a Net Book Value Determination Request. Upon issuance of such request or requests, the parties shall determine Fair Market Value and, if applicable, Net Book Value in accordance with the provisions of the respective definitions thereof. To the extent applicable, the Non-Defaulting Shareholder may require a concurrent determination of Fair Market Value and Net Book Value for purposes of both the Default Call Option and Default Put Option.

(ii) Within 30 days of determination of both Fair Market Value and Net Book Value, the Non-Defaulting Shareholder shall issue a notice to the Defaulting Shareholder specifying whether or not it plans to exercise the Default Call Option (to the extent applicable) or Default Put Option. In the event that the Non-Defaulting Shareholder provides notice of exercise of either option, subject to any U.S., Singapore or other regulatory filings or notifications and/or the receipt of any U.S., Singapore or other regulatory approvals or consents, if any, the completion for the purchase and sale of the shares shall take place 30 days after the date of provision of such election notice. Failure by the Non-Defaulting Shareholder to exercise its Default Call Option or Default Put Option shall not prejudice its right to make subsequent FMV Determination Requests or Net Book Value Determination Requests or subsequently exercise its Default Call Option or Default Put Option so long as an Event of Default has occurred and is continuing.



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(iii)    At the completion of the purchase and sale transaction contemplated under this sub-Clause (F), the Defaulting Shareholder shall pay the purchase price for the shares of the Company held by the Non-Defaulting Shareholder in the form of cash in Singapore Dollars by wire transfer of immediately available funds to an account designated in writing by the Non-Defaulting Shareholder against delivery by the Non-Defaulting Shareholder of certificates representing all such shares, free and clear of any liens, claims, charges or encumbrances. Stamp duties in respect of the transfer of such shares shall be paid by the Defaulting Shareholder.

(iv) If Lucent is the Non-Defaulting Shareholder and it elects to exercise the Default Call Option, CSM shall, if requested by Lucent and subject as to the enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other similar laws affecting generally the rights of creditors, extend for a period not exceeding 3 years (the "Extended Period") the CSM Service Support Agreement on terms and conditions in effect under the then current CSM Service Support Agreement. In addition, CSM covenants and agrees that it will use its best efforts to extend the Sub-Lease Agreement for the Extended Period; provided, in the event CSM is unable to do so, CSM agrees, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other similar laws affecting generally the rights of creditors, to take all actions as requested by Lucent in order to provide Lucent the benefit of having 100% ownership of the Company during the Extended Period, which requests may include, without limitation, having supply of 100% of the wafer output Lucent would have been entitled to from the Company had the Sub-Lease Agreement been extended for the Extended Period.

(v) In the event CSM elects to exercise the Default Call Option as a result of the occurrence of an Event of Default referred to paragraph (ii),
         (iii) or (iv) of sub-Clause (A) above, Lucent shall, if requested by CSM and subject as to the enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other similar laws affecting generally the rights of creditors, extend for a period not exceeding 3 years the Assured Supply and Demand Agreement.

(G)      Sale of Assets and Liquidation of the Company

         Promptly upon notice by the Non-Defaulting Shareholder of its option under sub-Clause (D)(i)(4) or (D)(ii)(3), as applicable, the parties shall take and cause the Company to take all such actions as may be appropriate or necessary to conduct an orderly sale of the Company's assets and properties in a single transaction or series of related transactions. In connection with any such sale, the parties and their respective Affiliates may not, directly or indirectly, bid to purchase or otherwise acquire any of the assets and properties of the Company. The proceeds of such sale shall

                     The Company - CSM - Lucent Confidential

REDACTED        CONFIDENTIAL TREATMENT REQUESTED
                The asterisked portions of this document have been omitted and are filed separately with the Securities and Exchange Commission be used to satisfy the liabilities of the Company (including any liabilities to employees) and, after making appropriate provisions as may be required under applicable law, shall be distributed to the parties as liquidating distributions under the Articles and applicable law. Thereafter, the parties shall take and cause the Company to take all such actions as may be appropriate or necessary for the winding up and dissolution of the Company.

(H)      Ramp Down Upon Change of Control, Default and Termination

         In the event CSM purchases all of the shares in the capital of the Company held by Lucent pursuant to Clause 10(E) (Change of Control), Clause 14(D) (Defaults) or Clause 17(A)(ii) (Early Termination), Lucent shall deliver to CSM a "Ramp Down Notice" (as defined) on or within 45 days prior to the "Change of Control Closing," the "Default Closing" or the "Termination Closing" (as defined). For purposes of this Agreement, the terms:

(a) "Ramp Down Notice" shall mean a written notice setting forth Lucent's request to purchase wafers from the Company or CSM over any period following the Change of Control Closing, the Default Closing or the Termination Closing, as applicable, and the terms and conditions under which such wafers shall be purchased; provided, (1) the ramp down may be linear (progressive) or non-linear (non-progressive); provided, if CSM and Lucent cannot mutually agree, then the ramp down must be linear, (2) the number of wafers requested may be any amount; provided, if CSM and Lucent cannot mutually agree, the number of wafers requested shall be the average loadings of Lucent during the financial quarter immediately prior to the occurrence of the change of control, the Event of Default or the termination, as applicable, and (3) CSM shall have the right to require the ramp down period to be for (x) a minimum of ******* from the Change of Control Closing, the Default Closing or the Termination Closing in the event the ramp down period selected by Lucent is for less than *******, (y) a maximum of ********* from the Change of Control Closing or the Default Closing, as applicable, in the event the ramp down period selected by Lucent is in excess of ******* and (z) a maximum of ******** from the Termination Closing in the event the ramp down period selected by Lucent is in excess of ********;

(b) "Change of Control Completion" shall mean the completion of the purchase and sale of the shares in the capital of the Company held by Lucent pursuant to Clause 10(E) which completion shall take as contemplated under Clause 10(E);

(c) "Default Completion" shall mean the completion of the purchase sale of the shares in the capital of the Company held by Lucent pursuant to Clause 14(D) which completion shall take place as contemplated under Clause 14(F); and



                                       42

                     The Company - CSM - Lucent Confidential
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(d)      "Termination Completion" shall mean the completion of the purchase sale of the shares in the capital of the Company held by Lucent pursuant to Clause 17(B) which completion shall take place as contemplated under Clause 17(B).

Within 15 days after receipt of the Ramp Down Notice, CSM shall notify Lucent as to whether CSM accepts all of the terms and conditions set out in the Ramp Down Notice or respond in writing as to any of its objections. If CSM raises any such objections, the parties shall negotiate in good faith to either (a) make the ramp down wafer purchases be subject to, if still effective, the Manufacturing Agreement, dated as of January 1, 1995, as amended to date between Lucent Technologies Inc. and CSM (the "Manufacturing Agreement") or (b) agree on a new mutually acceptable wafer purchase agreement (the "New Purchase Agreement") which shall be substantially similar to the Manufacturing Agreement and within the parameters set forth in this Clause 14(H) prior to the Change of Control Completion, the Default Completion or the Termination Completion; provided, the parties acknowledge that neither the Change of Control Completion, the Default Completion nor the Termination Completion may occur without the ramp down wafer purchases becoming either subject to the Manufacturing Agreement or the parties entering into a New Purchase Agreement.

15.      GENERAL OBLIGATIONS OF SHAREHOLDERS

         Each Shareholder shall take all commercially reasonable steps necessary on its part to give full effect to the provisions of this Agreement and to procure (so far as it is able by the exercise of voting rights or otherwise so to do) that the Company and the Directors shall perform and observe the provisions of this Agreement.

16.      PREVALENCE OF AGREEMENT

         In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall as between the Shareholders prevail.

17.      DURATION AND TERMINATION

(A)      Duration



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                     The Company - CSM - Lucent Confidential

         This Agreement shall take effect from the date hereof and, unless otherwise agreed to by the parties, shall not terminate until the earliest of
(i) September 1, 1998 only if the Completion Date has not occurred prior to such date; and (ii) two years from the date specified in a written termination notice (the "Termination Notice") from either Shareholder to the Company and to the other Shareholder provided that such notice shall not be delivered prior to the eighth anniversary of the Completion Date (the effective date of such termination shall be referred to as the "Termination Date"). In addition, this Agreement shall also be deemed terminated upon the completion of the purchase and sale transactions contemplated under Clause 10(E) and Clause 14(D).

(B)      Rights in Connection With Expiration of the Term

(i) Within 60 days after receipt by Lucent of the Termination Notice from CSM or within 45 days after delivery by Lucent of the Termination Notice to CSM, Lucent shall notify CSM in writing whether Lucent elects to (i) relinquish all of Lucent's rights set forth in Clause 5(B) and 5(I) and reduce its rights as shareholder of the Company to the effect that it may elect only a minority of the members of the Board (notice of such election shall be referred to as a "Relinquishment Notice"), in which event the parties shall execute an amendment to this Agreement to effect the foregoing within one week of the Relinquishment Notice and the parties shall take all commercially reasonable actions to effectuate such amendment, or (ii) continue to exercise its rights set forth in Clause 5(B) and 5(I) and all of its rights as shareholder of the Company (notice of such election shall be referred to as a "Non-Relinquishment Notice"). For purposes of this Clause 17 and for purposes of determining Fair Market Value and Net Book Value as of the FMV Request Date or Net Book Value Request Date, the delivery of the Termination Notice shall be deemed to be the delivery of a FMV Determination Request and a Net Book Value Determination Request and, for purposes of determining Fair Market Value and Net Book Value as of the Termination Date, a FMV Determination Request or Net Book Value Determination Request, as applicable, shall be deemed to have been issued as of the Termination Date. Upon delivery of the Termination Notice, the following shall apply :

         (a) In the event CSM has delivered the Termination Notice and Lucent has delivered a Relinquishment Notice, CSM shall purchase from Lucent, and Lucent shall sell to CSM, all, but not less than all, of the shares in the capital of the Company held by Lucent at a purchase price equal to the higher of:

                  (i)      Fair Market Value as of the FMV Request Date;




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                     The Company - CSM - Lucent Confidential

                  (ii) Net Book Value as of the Net Book Value Request Date multiplied by Lucent's then Shareholding Percentage; and

                  (iii) Fair Market Value as of the FMV Request Date plus 33% of the increase, if any, in Fair Market Value of all of the shares in the capital of the Company as of the Termination Date from Fair Market Value of all of the shares in the capital of the Company as of the FMV Request Date

                  All costs in determining Fair Market Value and Net Book Value pursuant to this sub-Clause 17(B)(i)(a) shall be borne by CSM. Subject to any U.S., Singapore, or other regulatory filings or notifications and/or the receipt of any U.S., Singapore or other regulatory approvals or consents, if any, the completion of the purchase and sale of such shares shall take place 30 days after final determination of Fair Market Value and Net Book Value as of the Termination Date.

         (b) In the event CSM has delivered the Termination Notice and Lucent has delivered to CSM a Non-Relinquishment Notice, CSM shall purchase from Lucent, and Lucent shall sell to CSM, all, but not less than all, of the shares in the capital of the Company held by Lucent at a purchase price equal to the higher of;

                  (i)      Fair Market Value as of the Termination Date; and

                  (ii) Net Book Value as of the Termination Date multiplied by Lucent's then Shareholding Percentage.

                  All costs in determining Fair Market Value and Net Book Value pursuant to this sub-Clause 17(B)(ii)(b) shall be borne by CSM. Subject to any U.S., Singapore or other regulatory filings or notifications and/or the receipt of any U.S., Singapore or other regulatory approvals or consents, if any, the completion of the purchase and sale of such shares shall take place 30 days after final determination of Fair Market Value and Net Book Value as of the Termination Date.

         (c) In the event Lucent has delivered the Termination Notice and Lucent has also delivered a Relinquishment Notice, CSM shall purchase from Lucent, and Lucent shall sell to CSM, all, but not less than all, of the shares in the capital of the Company held by Lucent at a purchase price equal to the higher of:

                  (i)      Fair Market Value as of the FMV Request Date; and

                     The Company - CSM - Lucent Confidential

                  (ii) Fair Market Value as of the FMV Request Date plus 33% of the increase, if any, in Fair Market Value of all of the shares in the capital of the Company as of the Termination Date from Fair Market Value of all of the shares in the capital of the Company as of the FMV Request Date.

         All costs in determining Fair Market Value pursuant to this sub-Clause 17(B)(ii)(c) shall be borne by Lucent. Subject to any U.S., Singapore or other regulatory filings or notifications and/or the receipt of any U.S., Singapore or other regulatory approvals or consents, if any, the completion of the purchase and sale of such shares shall take place 30 days after final determination of Fair Market Value as of the Termination Date.

         (d) In the event Lucent has delivered the Termination Notice and Lucent has also delivered a Non-Relinquishment Notice, CSM shall purchase from Lucent, and Lucent shall sell to CSM, all, but not less than all, of the shares in the capital of the Company held by Lucent at Fair Market Value as of the Termination Date. All costs in determining Fair Market Value pursuant to this sub-Clause 17(B)(ii)(d) shall be borne by Lucent. Subject to any U.S., Singapore or other regulatory filings or notifications and/or the receipt of any U.S., Singapore or other regulatory approvals or consents, if any, the completion of the purchase and sale of such shares shall take place 30 days after final determination of Fair Market Value as of the Termination Date.

(ii) At any of the applicable completions contemplated under Sub-Clause 17(B)(i) above, CSM shall pay the purchase price for the shares of the Company held by Lucent in the form of cash in Singapore Dollars by wire transfer of immediately available funds to an account designated in writing by Lucent against delivery by Lucent of certificates representing all such shares, free and clear of any liens, claims, charges or encumbrances. Stamp duties in respect of the transfer of such shares shall be paid by the Shareholder who bears the costs of determining Fair Market Value and Net Book Value (as applicable) as set out above.

(iii) Following the Termination Date, the parties shall be subject to the ramp down provisions set forth in Clause 14(H) above.



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                     The Company - CSM - Lucent Confidential

(C)      Effect of Expiration or Termination of Term

         Upon the expiration or earlier termination of this Agreement, the parties shall have no further obligations under this Agreement. Notwithstanding the generality of the foregoing, (1) the parties shall continue to have the liability and the obligation to fulfill their obligations under this Agreement that have matured on or prior to the date of expiration or termination of this Agreement and (2) the provisions of Clauses 6(D), 7(A)(vi), 14(D), 14(F), 14(G), 14(H),
         17(B), 17(C), 18, 19(A), 19(B), 19(F) and 19(G) shall survive any such expiration or termination of this Agreement.

18.      CONFIDENTIAL INFORMATION

(A)      Communications Confidential

         All communications between the Company and the Shareholders or any of them and all information and other material supplied to or received by any of them from any one or more of the others in connection with the performance of this Agreement or the Collateral Agreements which is either marked "confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone in connection with this Agreement or the Collateral Agreements, or to be used by the recipient only for the benefit of the Company, any information concerning the business transactions or the financial arrangements, including without limitation, trade secrets, customer lists, know-how, designs, processes, drawings and specifications, ("Confidential Information") of the Company or of the Shareholders or any of them, or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient (including to the exclusion of the non-disclosing party) and shall be used by the recipient solely and exclusively for achieving the purposes of this Agreement during the terms of this Agreement, and for a period of five (5) years following the termination thereof. Neither Shareholder shall disclose to the other competitively sensitive information concerning either sales, transfer or use of wafers (i.e., pricing, cost, volume, capacity and customer information) except as reasonably required under this Agreement relating to any wafer fabrication facility operated, managed or controlled by such Shareholder or in which such Shareholder has a non-controlling interest or role. At the expiration or termination of this Agreement, written Confidential Information will be returned to the party supplying such information or destroyed immediately upon the request of such party and no copies, extracts or other reproductions shall be retained by recipient. All documents, memoranda, notes and other writings whatsoever prepared by recipient which contain the Confidential Information shall be returned to such party or destroyed at such party's request. Notwithstanding the foregoing, information shall not be deemed confidential and the recipient shall have no obligation with respect to any such information which was in the recipient's possession before receipt from the discloser; which are rightfully received by the recipient without restriction from a third party

                     The Company - CSM - Lucent Confidential
without a duty of confidentiality on the third party; which are independently developed by recipient; or which are in the public domain through no act or default on the part of the recipient, its Affiliates its servants and/or agents, whereupon, to the extent that it is public, this obligation shall cease. In addition, in the event a recipient becomes compelled by law or regulatory authority to disclose any of the Confidential Information, the recipient shall provide the discloser with prompt written notice so that the discloser may seek protective order or other appropriate remedy or waive compliance with the provisions of this Clause 18. In the event that such protective order or other remedy is not obtained, or that the discloser waives compliance with the provisions of this Clause 18, the recipient shall furnish only that portion of the Confidential Information which it is required by law or regulatory authority to disclose and will exercise its commercially reasonable efforts to assure that confidential treatment will be accorded the Confidential Information.

(B)      Shareholders' Obligations

         The Shareholders shall procure the observance of the abovementioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of Confidential Information, by ensuring that only their respective employees with a need to know, and directors and those of the Company whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential. The Shareholders shall in addition procure that such employees of the Company whose duties will require them to possess, or have access to, confidential information, shall sign confidentiality agreements with the Company respecting the confidentiality of such information.

19.      NOTICES AND GENERAL

(A)      Notices

         All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post (by air-mail if to or from an address outside Singapore) with recorded delivery, or by facsimile transmission (provided that the receipt of such facsimile transmission is confirmed by the dispatch of a hard copy of the facsimile sent immediately thereafter by prepaid registered post) addressed to the intended recipient thereof at its address or at its facsimile number set out in this Agreement (or to such other address or facsimile number as a party to this Agreement may from time to time duly notify the others in writing). Any such notice, demand or communication shall be deemed to have been duly served, if given or made by facsimile, immediately at the time of dispatch (provided that the receipt of such facsimile transmission is confirmed by the dispatch of a hard copy of the facsimile sent immediately thereafter by prepaid registered post) or, if given or made by letter, immediately if



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                     The Company - CSM - Lucent Confidential
delivered personally or 48 hours after posting or, if given or made by air-mail, ten days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was duly addressed, stamped and posted. The address and facsimile numbers of the parties for the purpose of this Agreement are:-

         CSM        :     CHARTERED SEMICONDUCTOR MANUFACTURING LTD

                          60, Woodlands Industrial Park D Street 2
                          Singapore 738406
                          Facsimile No.     :       (65) 362 2909
                          Attention         :       Legal Department



         Lucent     :     LUCENT TECHNOLOGIES MICROELECTRONICS PTE. LTD
                          3, Kallang Sector, Kolam Ayer Industrial Park
                          Singapore 349278

                          Facsimile No.     :       (65) 840-2560
                          Attention         :       Managing Director



         with a copy to:  LUCENT TECHNOLOGIES INC.

                          Microelectronics Division
                          Two Oak Way
                          Berkeley Heights, NJ 07922-2727

                          Facsimile No.  001 908 508-8398
                          Attention:  Legal Department



         The Company:     SILICON MANUFACTURING PARTNERS PTE LTD

                          c/o Singapore Technologies Pte Ltd
                          89, Science Park Drive
                          #02-09/12
                          The Rutherford
                          Singapore Science Park
                          Singapore 118261

                          Facsimile No. :  (65) 872-6390



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                     The Company - CSM - Lucent Confidential

                          Attention         :   The Company Secretary
                                                Corporate Secretariat Department

(B)      Remedies

         No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Shareholders shall not constitute a waiver by such Shareholder of the right to pursue any other available remedies. No failure on the part of any Shareholder to exercise and no delay on the part of any Shareholder in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

(C)      Severance

         If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

(D)      Entire Agreement

         This Agreement embodies all the terms and conditions agreed upon between the Shareholders as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Shareholders with respect to the subject matter hereof, whether such be written or oral. Any amendment to or variation of this Agreement shall be effective only if it is in writing and duly signed and confirmed in writing by the authorised representative of each Shareholder.

(E)      Governing Law

         This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.



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                     The Company - CSM - Lucent Confidential

(F)      Dispute Resolution and Arbitration

(i) In case any dispute or difference shall arise among the Shareholders as to the construction of this Agreement or as to any matter or thing of whatsoever nature arising hereunder or in connection herewith, including any question regarding its existence, validity or termination, such dispute or difference shall promptly be submitted to a committee comprised of one Board member from each of the Shareholders. If such committee is unable to resolve such dispute within 21 days of such submission, it shall submit the dispute to a committee comprised of one senior manager from each Shareholder, being in the case of:-

         CSM        :    the President

         Lucent     :    the Customer Satisfaction and Business Development
                         Vice President of Lucent Technologies Inc.

If such senior managers are unable to resolve such dispute within 14 days of such submission, it shall be submitted to a committee comprised of one senior officer from each Shareholder being in the case of:-

         CSM        :    the Chairman of the Board of CSM

         Lucent     :    Vice President, Integrated Circuits Division of
                         Lucent Technologies Inc.

(ii) If such senior officers are unable to resolve the dispute within 14 days of such submission, it shall be submitted to a single arbitrator to be appointed by the Shareholders (the "Arbitrator"). If the Shareholders fail to agree on an Arbitrator within 14 days after one Shareholder has given to the other Shareholder a written request to concur in the appointment of an Arbitrator, a single arbitrator (the "ICC Arbitrator") shall be appointed on the request of any Shareholder within 10 days after the 14 day period by the International Chamber of Commerce and such submission shall be a submission to arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce as presently in force by which the Shareholders agree to be so bound. The Arbitrator or the ICC Arbitrator, as applicable, shall have 14 days after his appointment to request and receive all information (whether written or oral) relating to the dispute from Lucent, CSM and the Company. Each of Lucent and CSM shall use its commercially reasonable efforts to comply with all of such requests for information. Lucent and CSM shall jointly cause the Company to comply with all of the Arbitrator's and the ICC Arbitrator's requests for information. The place of arbitration shall be London, England and the arbitration shall be conducted wholly in the English language. The Arbitrator or the ICC Arbitrator, as applicable, shall render his decision within 30 days after his appointment or, in the event the Arbitrator or the ICC Arbitrator, as applicable,



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                     The Company - CSM - Lucent Confidential
requires any hearings or proceedings with respect to such arbitration, within 15 days after the completion of such hearings or proceedings.

(G)      Announcements

         None of the parties shall divulge to any third party (except to their respective professional advisers) any specific terms of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other parties in writing except as and to the extent that any such party shall be so obligated by law or pursuant to the regulations of a stock exchange or other regulatory body in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or statement to be made. In the event that this Agreement or any of the Collateral Agreements are proposed to be disclosed to any such body in whole or in part the parties agree to fully cooperate to limit the scope of any such disclosure and to obtain an appropriate protective order if reasonably practicable.

(H)      No Right To Bind Other Shareholders

         No Shareholder has the power or the right to bind, commit or pledge the credit of the other Shareholders or the Company.

(I)      Costs

         Each Shareholder shall bear its own legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement.

(J)      Assignment

         Except to the extent permitted under Clause 10 hereof, the rights and obligations under this Agreement may not be assigned by any party to any Person.

(K)      No Third Party Beneficiaries

         Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto, the Company and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.



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

(L)      US Tax Election

         CSM acknowledges that Lucent may, but shall not be required to, treat the Company as a partnership for United States income tax purposes. If requested by Lucent, the parties shall cause the Company to execute Treasury Form 8832 (or any subsequent form(s) designated by the United States government) to classify the Company as a partnership for U.S. tax purposes. In no event shall CSM or the Company be required to take any action or execute any such form(s) if such action will increase the tax liability of CSM or the Company. CSM and the Company shall consult with Lucent prior to taking any position or making any filing which relate to the Company with any United States federal or state taxing authority. All out of pocket costs and expenses incurred by CSM or the Company in complying with Lucent's requests under this Clause shall be borne by Lucent; provided, that in the case of fees and expenses of any tax or legal advisors or other professional consultants, such fees and expenses shall be borne by Lucent only if the retention of such advisors or consultants has been pre-approved by Lucent. In the event Lucent elects to treat the Company as a partnership for U.S. income tax purposes, Lucent hereby agrees to enter into the Tax Indemnity Agreement prior to the Company executing Treasury Form 8832 (or any subsequent form(s) designated by the United States government) .

(M)      Securities Filing by CSM

In the event that, in connection with a registration or listing of its securities with any securities commission, exchange or other securities regulatory or monitoring body, CSM is required under any applicable securities laws or listing rules to provide to or to file with any securities commission, exchange or other securities regulatory or monitoring body, any information with respect to the Company, its business, this Agreement or any of the Collateral Agreements, CSM shall provide prior notice of the same to Lucent. If requested by Lucent, CSM shall file with the applicable securities authorities a request for non-disclosure to the public of sensitive information with respect to the Company or its business or contained in this Agreement or any of the Collateral Agreements and shall take such steps as may reasonably be requested by Lucent to obtain such confidential treatment; provided, that if such authorities refuse to grant such confidential treatment or fail to respond which will delay the registration statement or the offering document from going effective, CSM shall be permitted to provide or file only that portion of such information that is required under applicable securities laws or listing rules.



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                     The Company - CSM - Lucent Confidential

(N)      Waiver of Immunity

         Each of CSM, Lucent and the Company hereby irrevocably agrees not to claim and irrevocably waives any claim or right which it has or may hereafter acquire under any law, regulation, treaty or international agreement to immunity for itself, or any of its revenues, assets or properties or those of any of its agencies or instrumentalities from the jurisdiction of any court (including but not limited to any court of the United States of America or the State of New Jersey) with respect to the enforcement of an arbitral award rendered pursuant to Clause 19(F).

(O)      Assignment of Purchase Orders

         Each Shareholder acknowledges and agrees that on or prior to the Completion Date, such Shareholder shall be required to assign to the Company all purchase orders placed in support of the Company and contemplated under the Company Business Plan which are in the name of such Shareholder or any of its Affiliates.

(P)      Counterparts

         This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

(O)     Settlements

        Notwithstanding any provision contained in this Agreement, prior to the effectiveness of any termination of this Agreement or the completion of any of the purchase and sale transactions contemplated in this Agreement, the Shareholders, in its individual capacity and collectively, shall cause the Company to take into account the final settlement of all accrued dividends and loans from the Company to the Shareholders. The amount of loans, if any, from the Company to a Shareholder and any accrued dividends allocated to such Shareholder shall be determined and the amount so determined shall be netted against each other. Any net settlement balance shall be payable by the Company to a Shareholder or by a Shareholder to the Company, as applicable, to the extent such amounts (as well as any retained earnings as determined pursuant to the dividend policy set forth in the Articles) are not already taken into account in any Fair Market Value or Net Book Value calculation, as applicable, in connection with such termination or purchase and sale transaction.

                     The Company - CSM - Lucent Confidential

S C H E D U L E   A


                              COLLATERAL AGREEMENTS

1. Agreement to be made between CSM, Lucent and the Company relating to the Company's capacity and loading arrangements in the form of Appendix B (the "Assured Supply and Demand Agreement").

2. Agreement to be made between CSM, Lucent and the Company relating to the license of certain intellectual property rights related to the manufacture of semiconductor wafers and integrated circuits in the form of Appendix C (the "License and Technology Transfer Agreement").

3. Agreement to be made between CSM and the Company relating to the provision of certain services by CSM to the Company in the form of Appendix D (the "CSM Service Support Agreement").

4. Agreement to be made between CSM and the Company relating to the sub-lease of a portion of the building and facility systems located on the Site (the "Sub-Lease Agreement").

5. Agreement which may be made between CSM and Lucent relating to certain tax indemnities in the form of Appendix G (the "Tax Indemnity Agreement").

                     The Company - CSM - Lucent Confidential

S C H E D U L E  5(L)



                                Certain Employees

                     The Company - CSM - Lucent Confidential

REDACTED        CONFIDENTIAL TREATMENT REQUESTED
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S C H E D U L E  7(B)(ii)



                               SCHEDULED COMPANIES

                                      ****














THE ABOVE LIST MAY FROM TIME TO TIME BE AMENDED UPON THE MUTUAL AGREEMENT OF CSM AND LUCENT.

                     The Company - CSM - Lucent Confidential
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REDACTED        CONFIDENTIAL TREATMENT REQUESTED
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S C H E D U L E  7(C)


                           PARTNERSHIP FEE ADJUSTMENTS


A) Cost Reductions/Increases: The Partnership Fee will be increased by *** for every *** percent reduction of the cost per wafer relative to the latest approved Company Business Plan. The Partnership Fee will be reduced by *** for each *** percent that the cost per wafer is higher than the latest approved Company Business Plan unless the cost per wafer is higher by more than *** percent in which case the Partnership Fee will be reduced by **** plus an additional *** for each *** percent beyond the *** percent. These adjustments will be made for each calendar quarter beginning with the first calendar quarter whose output is above *** of the planned maximum capacity of the Company. The costs per wafers will be calculated based on the costs of Lucent wafers as set out in the latest approved Company Business Plan.

B) Yield Variations: The Partnership Fee will also be increased (or reduced, as applicable) by variations in sort yield relative to plan for Lucent wafers. The cost benefit (or penalty, as applicable) will be calculated by
*******************************************************************************
***************************************************************************. If
the actual weighted average sort yield falls within the range of *********** of the yield specified in the latest approved Company Business Plan for a given quarter, there will be no adjustment to the Partnership Fee. If the actual weighted average sort yield exceeds **** of the yield specified in the latest approved Company Business Plan for a given quarter, the Partnership Fee will be increased by *** for each ** increase in the actual weighted average sort yield exceeding *****. If the actual weighted average sort yield is less than **** of the yield specified in the latest approved Company Business Plan for a given quarter, the Partnership Fee will be reduced by *** for each ** decrease in the actual average sort yield less than ***. These adjustments will be done quarterly and will begin ***********************************************.

C) Cycle Time: The Partnership Fee will also be adjusted to reflect cycle time performance. The Partnership Fee will be increased (decreased) by *** for each *** day per mask level reduction (increase) weighted average cycle time for Lucent wafers relative to the latest approved Company Business Plan. This adjustment will be made quarterly and begin *********************************** ************. The increase due to this adjustment, however, will be limited to a maximum of **** unless the output in that quarter is greater than *** of the planned maximum capacity of the Company and also greater than *** of the planned capacity for that quarter (as per the latest approved Company Business Plan) in which case the Partnership Fee will not be limited to ****.

D) Computation of Cost: The cost per wafer shall be calculated by dividing the total cost incurred by the Company in that quarter in manufacturing the wafers shipped by the aggregate number of wafers shipped for that quarter adjusted to take into account deviations in cycle time relative to the latest approved Company Business Plan irrespective of the technologies used. The



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total cost incurred by the Company in manufacturing the wafers shipped shall include overheads and costs payable by the Company to CSM under the CSM Service Support Agreement and any costs payable to any other party, and shall exclude any currency exchange gain/loss.

E) The Partnership Fee adjustment set out in sub-Clauses (A), (B) and (C) above shall not be made (i.e., the Partnership Fee shall remain at ****) where the deviation of the cost, sort yield or cycle time performance from plan are due to:

         (i) circumstances beyond the commercially reasonable control of the Company as determined by the Board (such as, without limitation, there is a fire or accident in the Company Fab);

         (ii) the occurrence of any Force Majeure Condition (as described in the Assured Supply and Demand Agreement);

         (iii) approved deviations from the latest approved Company Business Plan made by the parties during the quarter (such as, without limitation, change of technology mix outside of the agreed levels, purchase of additional equipment, etc.).

F) All references to a "quarter" and "quarterly" above shall mean a calendar quarter (i.e., a period of three months commencing with January, April, July and October of each calendar year). CSM shall at the end of each quarter send an invoice to Lucent for such Partnership Fee for that quarter and Lucent shall effect payment of such invoice within 30 days of the date of the invoice to an account designated by CSM.

                     The Company - CSM - Lucent Confidential

S C H E D U L E  7(D)


                              INSURANCE PRINCIPLES



1. It is the current intention of Lucent and/or any of its affiliates (collectively, "Lucent") to be responsible for covering under its insurance policies the contents (equipment) and all operations (including business interruption, transit and general liability) of the Company. It is the current intention of CSM to be responsible for covering under its insurance policies the "real property" of the building and clean room (including the boiler and machinery) to be leased to the Company. Notwithstanding the foregoing, the ultimate responsibilities of the parties shall be subject to mutual agreement between Lucent and CSM.

2. Until such time when the "real property" and the clean room are leased to the Company, CSM shall, at its own cost, insure such "real property" and clean room (including the boiler and machinery).

3. Lucent and CSM shall discuss further defining the division of responsibility on the areas of coverage under property and general liability policies with respect to common areas.

4. On and after the Completion Date, Lucent shall, if requested by CSM, permit the Company to participate in Lucent's insurance programs. Lucent premium allocations will be made based upon the exposed values reported as they are added or phased into operation.

5. Lucent and CSM shall use commercially reasonable efforts to have each of their respective insurers waive any "subrogation" rights against each other's insurers.

6. Lucent and CSM shall use commercially reasonable efforts to have each of their respective insurers be subject to "binding arbitration" in the event of any dispute between each other's insurers.

7. All premium allocations under CSM's insurance policies and Lucent's insurance policies covering the Company shall be mutually agreed.

8. Lucent and CSM shall mutually agree how employees of the Company will be covered for Workers' Compensation.

9. Lucent and CSM shall require the Company to obtain Automobile Liability insurance on any vehicles leased or purchased on and after the Completion Date.

10. Lucent and CSM agree that (a) all insurance policies shall be consistent with all applicable insurance laws in Singapore, and (b) the CSM Service Support Agreement shall be consistent with and reflect Lucent's and CSM's agreements with respect to insurance coverages, premium allocations and reimbursement obligations of the Company.




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                     The Company - CSM - Lucent Confidential
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S C H E D U L E  10(E)(ii)



                              RESTRICTED PURCHASERS

                                      ****












THE ABOVE LIST MAY FROM TIME TO TIME BE AMENDED UPON THE MUTUAL AGREEMENT OF CSM AND LUCENT.

                     The Company - CSM - Lucent Confidential

                          JOINT VENTURE BUSINESS PLAN

1.   EXECUTIVE SUMMARY

     LUCENT TECHNOLOGIES MICROELECTRONICS PTE. LTD. a Singapore Corporation ("LUCENT") and Charter Semiconductor Manufacturing Ltd, a Singapore Corporation ("CSM") are forming a Joint Venture private company limited by shares (the "Company") to conduct manufacturing operations. The production facilities will be in Singapore and will consist of an existing building, support facilities and clean room ("FAB 3B") owned by CSM, and manufacturing equipment owned by the Company. The output of the Company will be untested silicon, semiconductor wafers to be distributed between LUCENT and CSM in proportion to their ownership interest. Manufacturing operations will be conducted using both LUCENT and CSM existing and successor process technologies.

2.   STRUCTURE OF THE JOINT VENTURE

     The Company will be structured as a private company limited by shares with LUCENT holding 51% of the issued share capital and CSM holding 49% of the issued share capital. The Company will manage and operate a semiconductor wafer production facility ("FAB 3B") located in Woodlands Industrial Park, Singapore. Lucent will invest approximately $217 million Sing in the Company and CSM will invest approximately $208 million Sing in the Company to purchase new CMOS semiconductor manufacturing equipment for the Company. Additional funding for equipment purchases will be funded by commercial debt to the Company and reimbursed with Company cash flow resulting from wafer sales. The operating costs and output of the Company will be in proportion to the shareholding percentage of the shareholders as outlined in the Assured Supply and Demand Agreement (the "ASADA").

3.   STRATEGY

     3.1  Background and History

          LUCENT and CSM want to expand manufacturing capacity and take advantage of their world class process and manufacturing know-how, maximize the use of existing and future manufacturing assets and gain the benefits of a high volume semiconductor operation.

     3.2  Mission Statement

          The Partnership will manufacture silicon, semiconductor wafers for the benefit of LUCENT and CSM at the lowest possible manufacturing costs, utilizing industry competitive process and manufacturing logistics technology.

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                                                Commission


       3.3    Short Term Strategy

              CSM will complete construction of FAB 3B, and hire a qualified management and operations team. The team will manage the installation and qualification of the equipment and process technologies. The management team will also hire and train a qualified work force and establish an entrepreneurial work environment to produce low cost wafers for the benefit of the shareholders.

       3.4    Long Term Strategy

              The Company will introduce more advanced process technologies developed by LUCENT and CSM, on a timely basis, to meet the shareholders' market needs. All elements of spending, manufacturing, quality, reliability and process flow within each process technology will constantly be examined to achieve improvements toward maintaining a world class cost structure.


4.     PRODUCTS

       4.1    Description

              The Company will produce semiconductor wafers utilizing LUCENT and CSM CMOS Intellectual Property and process technology as specified in the License and Technology Transfer Agreement with LUCENT and CSM. The planned technology introduction schedule is:

                                      ****



       4.2    Migration Plan

           The Company planned capacity will be 26,000 wafer outs per month
           (WPM), of 0.25u LUCENT digital logic equivalent process (21 mask levels). Additional equipment may be purchased by the Company to increase the capacity of the Company.

     4.3   Dependencies

           LUCENT and CSM will transfer to the Company and install specified CMOS process technologies as provided in the License and Technology Transfer Agreement Assistance from LUCENT and CSM will be defined in the Annual Business Plan.

           As a tenant at CSM's Woodlands Industrial Park: Singapore location, the Company may depend on CSM for certain services required for wafer manufacture. These services are defined in the Services Agreements, and will be negotiated and agreed annually by Company and CSM. The Company will depend on both shareholders for production demand as defined in the ASADA. Each shareholder is responsible for using its capacity allocation as defined in the ASADA or for compensating the Company for failing to fulfill its loading obligations as set out in the ASADA.

     4.5   Logistics

           The Company will install manufacturing logistics systems compatible with those of the shareholders' systems to meet the shareholders' needs to deliver product seamlessly with the output from their other sources.

     4.4   Product Support

           The Company will be staffed with sufficient technical and engineering resources to qualify each new process technology and to maintain manufacturing operations. Additional support may be available from the shareholders. These items are included as expense line items in the Company spending plan in Attachment F-5.

5.   MARKETING AND SALES

     Sales by the Company will be to CSM or CSM's customers and LUCENT or LUCENT's customers only. No marketing or sales force will be put in place.

6.   HUMAN RESOURCE PLAN

     6.1. The Company will have persons (being employees of the Company as well as personnel from CSM rendering services pursuant to the CSM Service Support Agreement and License and Technology Agreement, as well as personnel from Lucent rendering services pursuant to the License and Technology Transfer Agreement) working in the following areas/capacities:

      Production and Training
      Technicians
      Engineering and Technology
      Finance and Administration
      Programming and Management Information Systems
      Logistics and Production Control
      Equipment Maintenance
      General Management
      Human Resources
      Quality Assurance and Statistical Process Control
      Purchasing
      Medical


6.2   Management Structure

       The management structure will be evolutionary, with the expected organization on the first date of operations shown on Attachment F-1. All functions within the Company report to the General Manager. The targeted production costs in Attachment F-7 will be an element for determining the General Manager's performance pursuant to the Joint Venture Agreement. The General Manager will report to the Board of Directors of the Company, which has specific authority as defined in the Joint Venture Agreement.

6.3    Staffing Plan

       The staffing plan is shown in Attachment F-2.


6.4    Training

       A training program will be established to certify operators to run one or multiple types of equipment. Details of the training program will be similar to those employed by CSM in CSM's other sub-micron clean rooms
       In Singapore.

6.5    Personnel Practices

       To be in compliance with CSM's personnel practices and procedures, some key focus items include, but are not limited to:

       6.5.1 All aspects of employment will be carried out free of discrimination or harassment based on race, color, religion, sex, national origin, age, handicap or military status.

       6.5.2 The Company will be sensitive to the needs of all employees and to the community in which it operates.

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              6.5.3  Hiring and advancement will be based on job-related requirements and each individual's qualifications to perform the job.

              6.5.4  The Company will be a nonsmoking workplace.

              6.5.5 Existing CSM personnel policies will remain in effect unless they are modified per Section 10.

       6.6    Compensation

              The Company will maintain base salaries that are competitively based compared with other semiconductor and technology companies in Singapore.*****************************************************
              ******************************************************************
              ******************************************************************

              Approved salary increases will take into account each employee's pay grade, his/her current salary position, his/her performance and relevant salary market factors.

              Further details of compensation plans are listed in Attachment F-3.**************************************************************
              ******************************************************************
              ******************************************************************
              ******************************************************************

       6.7    Benefits

              The benefits for CSM employees assigned to the Company are equivalent to the current CSM-benefit plan as outlined in Attachment F-4:

              The CSM payroll system will be used for all payroll deductions and check distribution to CSM employees.

              The Board of Directors may establish those personnel policies that differ from CSM's policies at a later time as provided for in
              Section 10.

7.    OPERATIONS

       7.1    Physical Location
              The Company will operate the clean room facility currently known as CSM FAB 3B.

       7.2    Capital Plan

              The Company may add capacity by leasing, buying or by the Shareholders' leasing or buying additional manufacturing equipment and facilities. After

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          ramp-up and during the first five years of full capacity
          manufacturing, up to $350M US in additional capital for manufacturing equipment and facilities is expected to be funded by the Company. More detail is available on the ramp plan in Attachment F-6 and in successive Company Business Plans.

     7.3. Intellectual Property

          The Company will be licensed for know-how pursuant to the License and Technology Transfer Agreement and patent coverage will be provided by the Shareholders on an as needed basis, to the extent that they have the right to do so.

     7.4. Production

          7.4.1. The Company is planned to operate 7 days a week using the Alternate Work Schedule (AWS) (12 hours per shift). Personnel on AWS will include resident maintenance and production employees.

          7.4.2.    Contract workers may staff some of the available jobs.

          7.4.4. Vendor maintenance and additional support will be contracted for by the Company on an as needed basis.


                                      ****


2/17/98                                                                    6
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                                      ****
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                                      ****
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                                      ****

9.   ENVIRONMENTAL PRACTICES

     CSM and LUCENT have reviewed the LUCENT Microelectronics (ME) Environmental Management System (EMS) and agreed that the CSM EMS currently under development substantially meets the intent of the LUCENT Microelectronics EMS Protocol and Platform processes. Furthermore, CSM agrees to amend its EMS procedures and therefore gain active membership in the LUCENT Environmental Action Team (the ENACT Team). Within 18 months of the adoption of this Business Plan, CSM agrees to obtain and maintain IS0 14001 certification for the company Fab under the auspices of the Microelectronics umbrella certification issued by a third party certifier as designated by LUCENT ME. LUCENT Microelectronics agrees to support this certification effort and to assist CSM in obtaining an overall site certification for the Woodlands site.

     The shareholders have reviewed the policies, programs, practices and controls (Environmental Practices) applied at LUCENT Microelectronics manufacturing locations under the Environmental Management System of LUCENT, and agree that the Environmental Practices will be used by the Company in its operations, subject to appropriate review from time to time by the Board of Directors of the Company.

10.  HUMAN RESOURCE PRACTICES

     The Partners have reviewed the policies, programs, practices and controls ("Human Resource Practices") applied at CSM under the Human Resource Management System of CSM, and agree that the Human Resource Practices will be used by the Company in its operations, subject to appropriate review from time to time by the Board of Directors of the Company.

                                      ****


                                                                               9
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                             ****

12.  MANAGEMENT TEAM

     12.1. Governing Board

           Dennis M. Hill
           Matthew C. Riley
           Paul J. Mostek
           Tan Bock Song
           Chia Song Kwee

     12.2. Officers and Senior Managers
           See organization chart, Attachment F-1

                             ****

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                             ****

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Attachment F-5: Spending Summary





                                      ****

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Attachment F-6: Quarterly Factory
                Loading & Output



                                      ****

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Attachment F-6: Annual Factory
                Loading & Output

                                      ****
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Attachment F-7: Price Per Wafer
                (Without Test)




                                      ****
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Attachment F-8: Profit and Loss
                Statement


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Attachment F-9: Balance Sheet
                Statement

                                      ****
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Attachment F-10: Funds Flow Statement


                                      ****